                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]



Check the appropriate line:
[ ] Preliminary Proxy Statement            [ ] Confidential, For Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Material
[ ] Soliciting Material pursuant to Rule
    14a-11(c) or Rule 14a-12


                                 REVLON, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)


Payment of Filing Fee (Check the appropriate box):


[X] No fee required.


[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:


(2) Aggregate number of securities to which transaction applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


(4) Proposed maximum aggregate value of transaction:


(5) Total fee paid:


[ ] Fee paid previously with preliminary materials:


[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


(1) Amount Previously Paid:


(2) Form, Schedule or Registration Statement Number:


(3) Filing Party:


(4) Date Filed:

                                 REVLON, INC.
                              625 MADISON AVENUE
                           NEW YORK, NEW YORK 10022






                                        March 12, 1999



Dear Stockholder:


     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Revlon, Inc., which will be held at 9:00 a.m., local time, on Wednesday, April 7, 1999, at Revlon's Research Center, 2121 Route 27, Edison, New Jersey 08818. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.


     While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the Annual Meeting. Accordingly, we have enclosed a proxy which will enable you to vote your shares on the matters to be considered at the Annual Meeting even if you are unable to attend. If you desire to vote in accordance with management's recommendations, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. In either case, you should return the proxy as soon as conveniently possible. This will not limit your right to attend the Annual Meeting and vote your shares in person.




                                        Sincerely yours,


                                        George Fellows
                                        President and Chief Executive Officer

                                 REVLON, INC.
                              625 MADISON AVENUE
                           NEW YORK, NEW YORK 10022


                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To the Stockholders of
Revlon, Inc.


     Notice is hereby given that the Annual Meeting of Stockholders of Revlon, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m., local time, on Wednesday, April 7, 1999, at the Company's Research Center, 2121 Route 27, Edison, New Jersey 08818, for the following purposes:


     1. To elect the following persons as members of the Board of Directors of the Company to serve until the next Annual Meeting and until such directors' successors are elected and shall have qualified: Ronald O. Perelman, Donald G. Drapkin, Irwin Engelman, Meyer Feldberg, George Fellows, Howard Gittis, Morton
L. Janklow, Vernon E. Jordan, Henry A. Kissinger, Edward J. Landau, Jerry W. Levin, Linda Gosden Robinson, Terry Semel and Martha Stewart.


     2. To consider and approve the Revlon, Inc. Second Amended and Restated 1996 Stock Plan.


     3. To ratify the selection of KPMG LLP as the Company's independent auditors for 1999.


     4. To transact such other business as may properly come before the Annual Meeting.


     A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on February 18, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. For at least ten days prior to the Annual Meeting and also at the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection during normal business hours at the Company's Research Center, 2121 Route 27, Edison, New Jersey 08818. Such list will also be available for at least ten days prior to the Annual Meeting for such inspection at the offices of the Company's Secretary at 625 Madison Avenue, 16th Floor, New York, New York 10022.


     To ensure that your vote will be counted, please complete, date, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Annual Meeting.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Robert K. Kretzman
                                        Senior Vice President, Deputy General
                                        Counsel and Secretary


March 12, 1999


          PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND
       RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE
           THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

                                  REVLON, INC.
                            ---------------------
                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 7, 1999
                            ---------------------

     This proxy statement is being furnished by and on behalf of the Board of Directors of Revlon, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Wednesday, April 7, 1999, at the Company's Research Center, 2121 Route 27, Edison, New Jersey 08818, and at any adjournments thereof. This proxy statement and the enclosed proxy card, Notice of Annual Meeting of Stockholders and Annual Report for the year ended December 31, 1998 are first being sent to stockholders on or about March 12, 1999. The Annual Report does not form any part of the material for the solicitation of proxies.

     At the Annual Meeting, stockholders will be asked to (1) elect the following persons as directors of the Company until the Company's next Annual Meeting and until such directors' successors are elected and shall have qualified: Ronald O. Perelman, Donald G. Drapkin, Irwin Engelman, Meyer Feldberg, George Fellows, Howard Gittis, Morton L. Janklow, Vernon E. Jordan, Henry A. Kissinger, Edward J. Landau, Jerry W. Levin, Linda Gosden Robinson, Terry Semel and Martha Stewart; (2) consider and approve the Revlon, Inc. Second Amended and Restated 1996 Stock Plan (the "Amended Stock Plan"); (3) ratify the selection of KPMG LLP as the Company's independent auditors for 1999; and (4) take such other action as may properly come before the Annual Meeting or any adjournments thereof.

     The principal executive offices of the Company are located at 625 Madison Avenue, New York, New York 10022 and the telephone number is (212) 527-4000.

SOLICITATION AND VOTING OF PROXIES; REVOCATION

     All proxies duly executed and received by the Company, unless such proxies have been previously revoked, will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted FOR
(1) the election to the Board of Directors of each of the fourteen nominees identified in this Proxy Statement; (2) approval of the Amended Stock Plan; and
(3) the ratification of the selection of KPMG LLP as the Company's independent auditors for 1999. The Company has no knowledge of any other matters to be brought before the meeting. The deadline for receipt by the Secretary of the Company of stockholder proposals for inclusion at the Annual Meeting was November 13, 1998, and no proposals were received. However, if any other matters are properly presented before the Annual Meeting for action, in the absence of other instructions it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

     The submission of a signed proxy will not affect a stockholder's right to attend, or to vote in person at, the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at 625 Madison Avenue, 16th Floor, New York, New York 10022, Attention: Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

     THE ACCOMPANYING FORM OF PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Solicitation of proxies may be made by mail and also may be made by personal interview, telephone and facsimile transmission and by directors, officers and employees of the Company without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses incurred in handling proxy materials for beneficial owners.

RECORD DATE; VOTING RIGHTS

     Only holders of record of shares of the Company's Class A common stock, par value $.01 per share ("Class A Common Stock"), and Class B common stock, par value $.01 per share ("Class B Common

Stock" and, together with the Class A Common Stock, the "Common Stock"), at the close of business on February 18, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, there were issued and outstanding 19,986,771 shares of Class A Common Stock, each of which is entitled to one vote, and 31,250,000 shares of Class B Common Stock, each of which is entitled to ten votes. Of that total, 11,250,000 shares of Class A Common Stock (or approximately 56.3% of the outstanding shares of Class A Common Stock) and all of the shares of Class B Common Stock, which together represent approximately 97.4% of the combined voting power of the outstanding shares of Common Stock, are beneficially owned by MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned indirectly through Mafco Holdings Inc. ("Mafco Holdings" and, collectively with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman, Chairman of the Board of Directors of the Company. The presence in person or by duly executed proxy of the holders of a majority in total number of votes of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum in order to transact business. MacAndrews & Forbes has informed the Company that it will vote FOR
(1) the election to the Board of Directors of each of the fourteen nominees identified in this Proxy Statement; (2) approval of the Amended Stock Plan; and
(3) the ratification of the selection of KPMG LLP as the Company's independent auditors for 1999. Accordingly, the affirmative vote of MacAndrews & Forbes is sufficient, without the concurring vote of any other stockholder of the Company, to approve and adopt each of the proposals to be considered at the Annual Meeting.


                             ELECTION OF DIRECTORS

     The Board of Directors of the Company, pursuant to the By-laws of the Company, has fixed the number of directors at fourteen. The directors nominated for election will be elected at the Annual Meeting to serve until the next succeeding Annual Meeting of the Company and until their successors are elected and shall have qualified. All of the nominees are currently members of the Board of Directors. All nominees, if elected, are expected to serve until the next succeeding Annual Meeting. The proxies solicited hereby will be voted FOR the election of the nominees listed herein.

     The Board of Directors has been informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the individuals named in the enclosed proxy will vote for the election of such substitute nominee or nominees. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.


     The election to the Board of Directors of each of the fourteen nominees identified in this Proxy Statement will require the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In tabulating the vote, abstentions will be disregarded and have no effect on the outcome of the vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOURTEEN NOMINEES IDENTIFIED BELOW.


NOMINEES FOR ELECTION AS DIRECTORS

     The name, age (as of February 18, 1999), principal occupation for the last five years, selected biographical information and period of service as a director of the Company of each of the nominees for election as a director are set forth below.

     MR. PERELMAN (56) has been Chairman of the Board of Directors of the Company and of the Company's wholly owned subsidiary Revlon Consumer Products Corporation ("Products Corporation") since June 1998, Chairman of the Executive Committee of the Board of the Company and of Products Corporation since November 1995, and a Director of the Company and of Products Corporation since their respective formations in 1992. Mr. Perelman was Chairman of the Board of the Company and of Products Corporation from their respective formations in 1992 until November 1995. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes and various of its affiliates since 1980. Mr. Perelman is also Chairman of the Executive Committees of the Boards of Directors of M&F Worldwide Corp. ("M&F Worldwide") and Panavision Inc. ("Panavision"), and Chairman of the Board of Meridian Sports Incorporated ("Meridian"). Mr. Perelman is also a Director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Golden State Bancorp Inc. ("Golden State"), Golden State Holdings Inc. ("Golden State Holdings"), M&F Worldwide, Meridian, Panavision and REV Holdings Inc. ("REV Holdings"). (On December 27, 1996, Marvel Entertainment Group, Inc. ("Marvel"), Marvel Holdings Inc. ("Marvel Holdings"), Marvel (Parent) Holdings Inc. ("Marvel Parent") and Marvel III Holdings Inc. ("Marvel III"), of which Mr. Perelman was a Director on such date, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     MR. FELLOWS (56) has been President and Chief Executive Officer of the Company and of Products Corporation since January 1997. He was President and Chief Operating Officer of the Company and Products Corporation from November 1995 until January 1997 and has been a Director of the Company since November 1995 and a Director of Products Corporation since September 1994. Mr. Fellows was Senior Executive Vice President of the Company and of Products Corporation and President and Chief Operating Officer of Products Corporation's Consumer Group from February 1993 until November 1995. From 1989 through January 1993, he was a senior executive officer of Mennen Corporation and then Colgate-Palmolive Company, which acquired Mennen Corporation in 1992. From 1986 to 1989 he was Senior Vice President of Revlon Holdings Inc. ("Holdings"). Mr. Fellows is also a Director of VF Corporation, which files reports pursuant to the Exchange Act.

     MR. ENGELMAN (64) has been Vice Chairman, Chief Administrative Officer and a Director of the Company since November 1998. Mr. Engelman has been Vice Chairman and Chief Administrative Officer of Products Corporation since November 1998 and a Director of Products Corporation since 1993. Mr. Engelman has been Executive Vice President, Chief Financial Officer and a Director of MacAndrews & Forbes and various of its affiliates since 1992. He was Executive Vice President, Chief Financial Officer and Director of GAF Corporation from 1990 to 1992, Director, President and Chief Operating Officer of Citytrust Bancorp Inc. from 1988 to 1990, Executive Vice President of the Blackstone Group LP from 1987 to 1988 and Director, Executive Vice President and Chief Financial Officer of General Foods Corporation for more than five years prior to 1987. Mr. Engelman is also a Director of California Federal Bank, A Federal Savings Bank, which files reports pursuant to the Exchange Act. (On December 27, 1996, Marvel III, Marvel Parent and Marvel Holdings, of which Mr. Engelman was an executive officer on such date, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     MR. DRAPKIN (50) has been a Director of the Company and of Products Corporation since their respective formations in 1992. He has been Vice Chairman of the Board of MacAndrews & Forbes and various of its affiliates since 1987. Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom for more than five years prior to 1987. Mr. Drapkin is also a Director of the following corporations which file reports pursuant to the Exchange Act: Algos Pharmaceutical Corporation, Anthracite Capital, Inc., BlackRock Asset Investors, Cardio Technologies, Inc., The Molson Companies Limited, Playboy Enterprises, Inc., VIMRx Pharmaceuticals Inc. and Weider Nutrition International, Inc. (On December 27, 1996, Marvel, Marvel Holdings, Marvel Parent and Marvel III, of which Mr. Drapkin was a Director on such date, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.)

     PROFESSOR FELDBERG (56) has been a Director of the Company since February 1997. Professor Feldberg has been the Dean of Columbia Business School, New York City, for more than the past five years. Professor Feldberg is also a Director of the following corporations which file reports pursuant to the Exchange Act: Federated Department Stores, Inc., PRIMEDIA Inc. and Paine Webber Group, Inc. (33 directorships within such fund complex).

     MR. GITTIS (65) has been a Director of the Company and of Products Corporation since their respective formations in 1992. He has been Vice Chairman of the Board of MacAndrews & Forbes and various of its affiliates since 1985. Mr. Gittis is also a Director of the following corporations which file reports pursuant to the Exchange Act: Golden State, Golden State Holdings, Jones Apparel Group, Inc., Loral Space & Communications Ltd., M&F Worldwide, Panavision, REV Holdings, Rutherford-Moran Oil Corporation and Sunbeam Corporation.

     MR. JANKLOW (68) has been a Director of the Company since July 1997. He has been of counsel to Janklow, Newborn & Ashley and Senior Partner of Janklow & Nesbit Associates, a New York City-based literary agency, since 1989 and Chairman of the Board and Chief Executive Officer of Morton L. Janklow Associates, Inc., New York City since 1977. Mr. Janklow is also trustee of the Managed Accounts Services Portfolio Trust/Pace.

     MR. JORDAN (63) has been a Director of the Company since June 1996. Mr. Jordan is a Senior Partner in the Washington, D.C. law firm of Akin, Gump, Strauss, Hauer & Feld, LLP where he has practiced law since 1982. He is also a Director of the following corporations which file reports pursuant to the Exchange Act: American Express Company, Bankers Trust Company, Bankers Trust New York Company, Callaway Golf Corporation, Chancellor Media Corporation, Dow Jones & Company, Inc., J.C. Penney Company, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation. He is also trustee of the Ford Foundation and Howard University.

     DR. KISSINGER (75) has been a Director of the Company since June 1996. Dr. Kissinger has been Chairman of the Board and Chief Executive Officer of Kissinger Associates, Inc., a New York City-based international consulting firm, since 1982. Dr. Kissinger is an Advisor to the Board of Directors of American Express Company, serves as Counselor to the Chase Manhattan Bank and is a member of its International Advisory Committee. He is Chairman of the International Advisory Board of American International Group, Inc. and is also a Director of Continental Grain Company, Freeport-McMoran Copper and Gold, Inc., Gulfstream Aerospace Corporation and Hollinger International Inc., all of which file reports pursuant to the Exchange Act.

     MR. LANDAU (69) has been a Director of the Company since June 1996. Mr. Landau has been a Senior Partner in the law firm of Wolf, Block, Schorr and Solis-Cohen LLP (previously Lowenthal, Landau, Fischer & Bring, P.C.) for more than the past five years. He has been a Director of Products Corporation since June 1992. Mr. Landau is also a Director of Offitbank Investment Fund, Inc., which files reports pursuant to the Exchange Act.

     MR. LEVIN (54) has been a Director of the Company since its formation in 1992 and was a Director of Products Corporation from its formation in 1992 until November 1998. Mr. Levin has been President and Chief Executive Officer and a Director of Sunbeam Corporation since June 1998. Mr. Levin was Chairman and Chief Executive Officer of The Coleman Company, Inc. ("Coleman") from 1997 until April 1998. Mr. Levin was Chairman of the Board of the Company and of Products Corporation from November 1995 until June 1998, Chief Executive Officer of the Company and of Products Corporation from their respective formations in 1992 until 1997 and President of the Company and of Products Corporation from their respective formations in 1992 until November 1995. Mr. Levin has been Executive Vice President of MacAndrews Holdings since March 1989. For 15 years prior to joining MacAndrews Holdings, he held various senior executive positions with The Pillsbury Company. Mr. Levin is also a Director of the following corporations which file reports pursuant to the Exchange Act:
Coleman, Ecolab, Inc., Meridian, Sunbeam Corporation and U.S. Bancorp, Inc.

     MS. ROBINSON (46) has been a Director of the Company since June 1996. Ms. Robinson has been Chairman of the Board and Chief Executive Officer of Robinson Lerer & Montgomery, LLC, a New York City strategic communications consulting firm, since May 1996. For more than five years prior to May 1996 she was Chairman of the Board and Chief Executive Officer of Robinson Lerer Sawyer Miller Group, or its predecessors. Ms. Robinson is also a Director of VIMRx Pharmaceuticals Inc., which files reports pursuant to the Exchange Act, and is a trustee of Mt. Sinai -- New York University Medical Center and Health System and a Director of the New York University School of Medicine Foundation Board.

     MR. SEMEL (55) has been a Director of the Company since June 1996. Mr. Semel has been Chairman of the Board and Co-Chief Executive Officer of the Warner Bros. Division of Time Warner Entertainment

LP ("Warner Brothers"), Los Angeles, since March 1994 and of Warner Music Group, Los Angeles, since November 1995. For more than ten years prior to that he was President of Warner Brothers or its predecessor, Warner Bros. Inc. Mr. Semel is also a Director of Polo Ralph Lauren Corporation, which files reports pursuant to the Exchange Act.


     MS. STEWART (57) has been a Director of the Company since June 1996. Ms. Stewart is the Chairman of the Board and Chief Executive Officer of Martha Stewart Living Omnimedia, LLC, New York City. She has been an author, founder of the magazine Martha Stewart Living, creator of a syndicated television series, a syndicated newspaper column and a catalog company, and a lifestyle consultant and lecturer for more than the past five years.


BOARD OF DIRECTORS AND ITS COMMITTEES


     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation and Stock Plan Committee (the "Compensation Committee").


     The Executive Committee consists of Messrs. Perelman, Gittis and Fellows. The Executive Committee may exercise all of the powers and authority of the Board, except as otherwise provided under the Delaware General Corporation Law. The Executive Committee also serves as the Company's nominating committee for Board membership. The Audit Committee, consisting of Mr. Landau, Professor Feldberg and Ms. Robinson, makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors for ratification by the Company's stockholders, reviews the plan, scope and results of the audit, and reviews with the auditors and management the Company's policies and procedures with respect to internal accounting and financial controls, changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors, among other things. The Compensation Committee, consisting of Messrs. Gittis, Drapkin, Janklow and Semel, makes recommendations to the Board of Directors regarding compensation and incentive arrangements (including performance-based arrangements) for the Chief Executive Officer, other executive officers, officers and other key managerial employees of the Company. The Compensation Committee also considers and recommends awards pursuant to the Revlon, Inc. 1996 Stock Plan, as amended and restated as of December 17, 1996, and administers such plan, and, if the Amended Stock Plan is approved by the Company's stockholders, will consider and recommend awards pursuant to the Amended Stock Plan and will administer such plan.


     During 1998, the Board of Directors held four meetings and acted three times by unanimous written consent, the Executive Committee acted four times by unanimous written consent, the Audit Committee held eight meetings and the Compensation Committee held one meeting and acted fourteen times by unanimous written consent. During 1998, all Directors (other than Mr. Janklow) attended 75% or more of the meetings of the Board of Directors and of the Committees of which they were members.


COMPENSATION OF DIRECTORS


     Directors who currently are not receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $25,000, payable in quarterly installments, and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend.

                      APPROVAL OF THE AMENDED STOCK PLAN

     At the Annual Meeting, the Company's stockholders will be asked to approve the Amended Stock Plan. The Revlon, Inc. 1996 Stock Plan was adopted in connection with the Company's initial public offering in February 1996 (the "Offering"). Since the Offering, the Company has used the Revlon, Inc. 1996 Stock Plan, as amended and restated as of December 17, 1996 (the "Stock Plan"), to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and motivate key Company employees to contribute to the Company's growth and profitability. As of February 12, 1999, options to purchase an aggregate of 4,117,725 shares of Class A Common Stock were outstanding and only 882,275 shares of the 5,000,000 shares originally authorized under the Stock Plan remained available for future grants. Options to purchase 1,143,700 shares were granted to executive officers and employees of the Company by the Compensation Committee in February 1999 under the Stock Plan, conditioned upon stockholder approval of the Amended Stock Plan. In the event the Amended Stock Plan is not approved at the Annual Meeting, the February 1999 grants to purchase 1,143,700 shares that are subject to stockholder approval will be ratably reduced so that the 5,000,000 share limit under the Stock Plan is not exceeded. The Board of Directors believes that the Company's stock option program is an important factor in attracting and retaining the high caliber employees essential to the Company's success and in aligning those individuals' long-term interests with those of the stockholders. Therefore, the Board of Directors has amended the Stock Plan, subject to the approval of the Company's stockholders, to increase by 2,000,000 shares the maximum aggregate number of shares with respect to which awards may be granted under the Stock Plan. The amendment is intended to ensure that the Amended Stock Plan will have available the number of shares necessary to meet these needs, and the Board of Directors believes that approval of the Amended Stock Plan is in the best interests of the Company and its stockholders. The amendment also makes certain technical amendments which are not of the type required to be submitted to stockholders for approval, including (a) specifying the criteria to be used in connection with stock awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) more specifically defining the "extraordinary items" for which the Compensation Committee may make adjustments in performance goals under stock awards and performance awards in accordance with Section 162(m) of the Code; (c) providing that the fair market value of a share of Class A Common Stock can be determined by reference to, among other things, the closing price on the New York Stock Exchange ("NYSE") on the date in question; and (d) providing that it is intended that the Compensation Committee be comprised of "outside directors" within the meaning of Section 162(m) of the Code but eliminating the reference to "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act in response to a change in the rules under Section 16 of the Exchange Act adopted subsequent to the Offering which makes available to the Company other methods in order for grants of options made under the Amended Stock Plan to be exempt under Section 16(b) of the Exchange Act.


SUMMARY OF THE AMENDED STOCK PLAN

 THE AMENDED STOCK PLAN

     The Stock Plan became effective on February 22, 1996, and will continue in effect until February 21, 2006, unless terminated sooner by the board of directors of the Company (the "Board"). The Amended Stock Plan will take effect upon approval by the Company's stockholders.

     The following summary of the Amended Stock Plan is qualified in its entirety by the specific language of the Amended Stock Plan, a copy of which is annexed to this Proxy Statement.

     The purpose of the Amended Stock Plan is to provide for certain officers, directors and key employees of the Company and certain of its affiliates an incentive to maintain and enhance the long-term performance and profitability of the Company. The Amended Stock Plan provides for grants of options to purchase shares of Class A Common Stock in the form of incentive stock options ("ISOs") and options which do not qualify as ISOs ("NQSOs"). Options granted under the Amended Stock Plan may be granted in tandem with stock appreciation rights ("SARs"). The Amended Stock Plan also provides for grants of SARs not in tandem with options, restricted stock awards, unrestricted stock awards and performance awards (all awards granted under the Amended Stock Plan, collectively, "Awards").

 STOCK PLAN ADMINISTRATION


     The Amended Stock Plan is administered by the Compensation Committee, which is a committee of the Board consisting of two or more directors of the Company. Subject to the terms of the Amended Stock Plan, the Compensation Committee has the authority to construe and interpret the Amended Stock Plan and to establish and amend rules and regulations for administering the Amended Stock Plan. The Compensation Committee has the authority to determine the eligible participants under the Amended Stock Plan and the type and number of Awards to be granted under the Amended Stock Plan.


 SECURITIES SUBJECT TO THE AMENDED STOCK PLAN


     The Stock Plan originally covered 5,000,000 shares of Class A Common Stock, which may be authorized but unissued Class A Common Stock or authorized and issued Class A Common Stock held in treasury or acquired by the Company for purposes of the Stock Plan. As amended by the Board of Directors, subject to stockholder approval, the Amended Stock Plan covers a total of 7,000,000 shares (which includes the 5,000,000 shares originally authorized under the Stock
Plan) of Class A Common Stock, which may be authorized but unissued Class A Common Stock or authorized and issued Class A Common Stock held in treasury or acquired by the Company for purposes of the Amended Stock Plan.


     The total number of shares of Class A Common Stock subject to options and SARs which may be granted to any participant of the Amended Stock Plan in any year may not exceed 300,000. The total number of shares of Class A Common Stock subject to restricted or unrestricted stock Awards under the Amended Stock Plan may not exceed 1,000,000.


     The Amended Stock Plan provides that in the event of certain corporate transactions, the Compensation Committee may make equitable adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Class A Common Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Class A Common Stock issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Awards; and (iv) the annual or other limitations on the number of shares with respect to which Awards may be granted.


 ELIGIBILITY


     Awards under the Amended Stock Plan may be made to such officers, directors and executive, managerial or professional employees of the Company or its affiliates as the Compensation Committee shall in its sole discretion select, provided that officers and directors who are not employees of either the Company or an affiliate will not be eligible to receive Awards under the Amended Stock Plan.


 AWARDS


     Subject to the terms of the Amended Stock Plan, the Compensation Committee may grant to participants Awards as described below. The terms of Award grants will be set forth in written agreements ("Award Agreements") between the Company and the participant, which Award Agreements will contain the provisions referred to below and such other provisions as the Compensation Committee may determine. Generally, no option or SAR may be exercised and no shares of Class A Common Stock underlying any other Award under the Amended Stock Plan may vest or become deliverable more than 10 years after the date of grant.


     Generally, Awards may be transferred by a grantee only by will or by the laws of descent and distribution, and may be exercised only by the grantee during his or her lifetime, provided that the Compensation Committee may provide in the applicable Award Agreement that options not intended to be incentive stock options may be transferred without consideration to any member or members of the grantee's "immediate family" (as defined in the Amended Stock
Plan), a trust for the benefit of the grantee and/or members of his or her immediate family, or a partnership or limited liability company whose only partners or stockholders are the grantee and/or members of his or her immediate family.

 OPTIONS

     All options when granted are intended to be NQSOs, unless the applicable Award Agreement explicitly states that an option is intended to be an ISO. If an option is granted with the stated intent that it be an ISO, and if for any reason such option (or any portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such option (or portion) shall be regarded as a NQSO appropriately granted under the Amended Stock Plan, provided that such option (or portion) otherwise satisfies the terms and conditions of the Amended Stock Plan relating to NQSOs generally.

     Options may be exercised in amounts and at times determined by the Compensation Committee. Unless the Award Agreement provides otherwise, an option may not be exercised prior to the first anniversary of the date of grant and shall become exercisable with respect to 25% of the shares subject thereto on each of the first, second, third and fourth anniversaries of the date of grant.

     Options that are not exercised during the term established by the Compensation Committee will expire without value.

     The purchase price of the Class A Common Stock purchased pursuant to the exercise of an option ("Option Price") will be no less than 100 percent (100%), and, in case of an ISO granted to an owner of stock possessing 10% or more of the total combined voting power of all classes of stock of the Company, 110 percent (110%), of the fair market value (as defined in the Amended Stock Plan) of the Class A Common Stock on the day the option is granted and may be adjusted in accordance with the antidilution provisions contained in the Amended Stock Plan. Upon the exercise of any option, the Option Price must be fully paid by certified or cashier's check, in shares of Class A Common Stock equal in fair market value to the Option Price, or, subject to the approval of the Compensation Committee, by personal check.

     The aggregate fair market value (determined as of the date of grant) of the shares granted to any participant under the Amended Stock Plan or any other option plan of the Company or its subsidiaries that may become exercisable for the first time in any calendar year is limited, with respect to ISOs, to $100,000.

 STOCK APPRECIATION RIGHTS

     The Compensation Committee may grant SARs either alone ("unrelated SARs") or in conjunction with all or part of an option. Upon the exercise of a SAR a holder generally is entitled, without payment to the Company, to receive cash, shares of Class A Common Stock or any combination thereof, as determined by the Compensation Committee, in an amount equal to (x) the excess of the fair market value of one share of Class A Common Stock on the exercise date over (i) in the case of a SAR granted in tandem with an option, the Option Price and (ii) in the case of an unrelated SAR, the appreciation base (determined pursuant to the Amended Stock Plan), multiplied by (y) the number of shares of Class A Common Stock subject to the SAR or the portion thereof surrendered. SARs vest and become exercisable in the same manner as options.

 RESTRICTED STOCK AWARDS AND UNRESTRICTED STOCK AWARDS

     The Compensation Committee may grant restricted or unrestricted stock Awards alone or in tandem with other Awards under the Amended Stock Plan. Vesting of restricted stock Awards may be conditioned upon the completion of a specified period of service, the attainment of specific performance goals or such other factors as the Compensation Committee may determine. The Compensation Committee may, in its discretion, require a grantee to pay an amount to acquire any restricted or unrestricted stock, which amount may be refunded to such grantee upon such events as the Compensation Committee may determine. During the restricted period, the grantee may not transfer, assign or otherwise encumber or dispose of the restricted stock, except as permitted by the Compensation Committee. During the restricted period, the grantee will have the right to vote the restricted stock and to receive any cash dividends if and to the extent so provided by the Compensation Committee.

     The Compensation Committee may grant stock Awards intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code. The following rules will apply to such performance based stock Awards (as such rules may be modified by the Compensation Committee to comply with Section 162(m) and any amendments, revisions or successor provisions): (i) payments under the stock Award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee not later than 90 days after the commencement of the period of service to which the performance Award relates (or, if less, 25% of such period of service); (ii) the performance goals to which the stock Award relates shall be based on one or more of the following business criteria applied to the participant, a business unit of the Company and/or an affiliate of the Company: stock price, market share, sales, earnings per share, return on equity, assets, capital or investment, net income, operating income, EBITDA, net sales growth, expense targets, working capital targets relating to inventory and/or accounts receivable, operating margin, planning accuracy (as measured by comparing planned results to actual results), and implementation or completion of critical projects or processes; (iii) in any year, a participant may not be granted stock Awards covering a total of more than 100,000 shares of Class A Common Stock; and (iv) once granted, the Compensation Committee may not increase the amount payable under such stock Award; provided, however, that whether or not a stock Award is intended to constitute qualified performance-based compensation within the meaning of
Section 162(m) of the Code, the Committee may make appropriate adjustments in performance goals under an Award to reflect the impact of extraordinary items (as defined in the Amended Stock Plan) not reflected in such goals.

 PERFORMANCE AWARDS

     The Compensation Committee may grant performance Awards relating to a specified number of shares to be delivered based upon attainment over a specified performance cycle of specified measures of the performance of the Company, one or more of its subsidiaries or affiliates or the participant as may be established by the Compensation Committee. The Compensation Committee may provide for full or partial credit, prior to completion of such performance cycle or achievement of the degree of attainment of the measures of performance specified in connection with such performance unit, in the event of the participant's death, normal retirement, early retirement, or total or permanent disability, or in other circumstances.

     The Compensation Committee may grant performance Awards intended to constitute performance-based compensation within the meaning of Section 162(m) of the Code. The following rules will apply to such performance Awards (as such rules may be modified by the Compensation Committee to comply with Section 162(m) and any amendments, revisions or successor provisions): (i) payments under the performance Award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee not later than 90 days after the commencement of the period of service to which the performance Award relates (or, if less, 25% of such period of service); (ii) the performance goals to which the performance Award relates shall be based on one or more of the following business criteria applied to the participant, a business unit of the Company and/or an affiliate of the Company: stock price, market share, sales, earnings per share, return on equity, assets, capital or investment, net income, operating income, EBITDA, net sales growth, expense targets, working capital targets relating to inventory and/or accounts receivable, operating margin, planning accuracy (as measured by comparing planned results to actual results), and implementation or completion of critical projects or processes; (iii) in any year, a participant may not be granted performance Awards covering a total of more than 100,000 shares of Class A Common Stock; and (iv) once granted, the Compensation Committee may not increase the amount payable under such performance Award; provided, however, that whether or not a performance Award is intended to constitute qualified performance-based compensation within the meaning of
Section 162(m) of the Code, the Committee may make appropriate adjustments in performance goals under an Award to reflect the impact of extraordinary items (as defined in the Amended Stock Plan) not reflected in such goals.

 EFFECT OF TERMINATION OF EMPLOYMENT

     Except as otherwise provided in the applicable Award Agreement, the following will apply upon the grantee's termination of employment with the Company and its affiliates. Except as described below, if the employment of the grantee terminates, exercisable options and SARs will remain exercisable, and any payment or notice provided for under the terms of the vested portion of any other outstanding Award may be given, for a period of one year from the date of termination, and any unexercisable Awards or parts thereof will be cancelled on the date of such termination.

     If the grantee's employment is terminated for "good reason" (as defined in the Company's Executive Severance Policy) or for "cause" under an applicable employment agreement, or by the grantee other than for "good reason" or "cause" under an applicable employment agreement, all outstanding Awards previously granted to such grantee (whether or not then vested or exercisable) shall be cancelled as of the date of termination.

     If the grantee voluntarily retires with the consent of the employer or the grantee's employment is terminated due to permanent disability, then (i) the grantee's outstanding Awards will continue to vest and become exercisable, and the grantee will be entitled to continue satisfying any Award conditions and
(ii) the grantee will be entitled to exercise each such option or SAR and make payment or give notice as provided under any other Award in each case for a period of one year (or such other period that the Compensation Committee in its discretion may choose) from and including (x) the date on which all portions of the Award first become fully exercisable or vested or capable of being satisfied or (y) the date of termination of employment or retirement, whichever of (x) or (y) occurs last, and thereafter such Awards shall be cancelled.

     Upon the grantee's death during employment or during the period of continued vesting or exercisability described above, (i) the grantee's outstanding options and SARs will become fully exercisable, and any payment or notice provided for under the terms of any other outstanding Award may be immediately paid or given, and (ii) the options and SARs will remain exercisable, and payment may be made or notice given, for one year from the date of death (which period may extend more than 10 years after the grant of the Award), whereupon all Awards will be cancelled.

 EFFECTS OF CERTAIN CHANGES

     The Amended Stock Plan provides that in the event that the Company is to be merged or consolidated with another corporation or reorganized or liquidated, then the Compensation Committee may, in its discretion, provide that Awards granted to a grantee will terminate unless exercised within the period determined by the Compensation Committee (not less than 30 days), in which case the Compensation Committee must accelerate the exercisability and vesting of such Awards.

 AMENDMENT; TERMINATION

     The Company's Board of Directors may amend, suspend or discontinue the Amended Stock Plan at any time except that, unless approved by the vote of a majority of total number of votes of the issued and outstanding shares of Class A Common Stock present in person or by proxy at a meeting at which a quorum is present and entitled to vote, no such amendment may (i) materially increase the maximum number of shares as to which Awards may be granted under the Amended Stock Plan, except for adjustments to reflect stock dividends or other recapitalizations affecting the number or kind of outstanding shares, (ii) materially increase the benefits accruing to Amended Stock Plan participants,
(iii) materially change the requirements as to eligibility for participation in the Amended Stock Plan, (iv) permit an option or unrelated SAR to be exercisable, a restricted stock Award to vest, or shares of Class A Common Stock to be delivered pursuant to a performance Award, more than 10 years after the date of grant (except where such event occurs due to the death of the grantee), (v) permit a stock option to have an option exercise price, or a SAR to have an appreciation base, of less than 100% of the fair market value of a share of Class A Common Stock on the date the stock option or SAR is granted or
(vi) extend the term of the Amended Stock Plan beyond the initial 10-year period.

 PAYMENT OF TAXES

     Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Class A Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the grantee to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Compensation Committee, a grantee may satisfy the foregoing requirement by delivering unrestricted shares of Class A Common Stock owned by the grantee for at least six months having a value equal to the amount otherwise payable or by electing to have the Company withhold from delivery shares of Class A Common Stock having a value equal to the amount of tax to be withheld. Such shares shall be valued at their fair market value on the date on which the amount of tax to be withheld is determined. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.

 CERTAIN FEDERAL INCOME TAX EFFECTS

     The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to Awards under the Amended Stock Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     Non-Qualified Stock Options. An optionee will not recognize any taxable income upon the grant of an NQSO and the Company will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the Class A Common Stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Class A Common Stock received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of Class A Common Stock received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Class A Common Stock is more than one year.


     Incentive Stock Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below.

     A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

     Restricted Stock. A grantee will not recognize any income upon the receipt of restricted stock unless the grantee elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

     Unrestricted Stock. A grantee generally will be taxed upon the grant of an Award of unrestricted stock. However, if at the time the shares are granted they are subject to a substantial risk of forfeiture, as defined in the Code (including as a result of potential liability under Section 16(b) of the Exchange Act), the grantee will be taxed at the time the shares are no longer subject to such risk of forfeiture, subject to the grantee making an effective election under Section 83(b) of the Code. The amount of income recognized by the grantee will be equal to the fair market value of the shares on the date that the income is recognized. The Company generally will be entitled to a deduction at the time and in the amount that the employee recognizes ordinary income.


     SARs. The grant of a SAR will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such a right, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.


     Performance Awards. Generally, the grant of performance Awards has no Federal income tax consequences at the time of grant. Rather, at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code) the holder will recognize ordinary income in an amount equal to the fair market value of such shares. A holder may, however, elect to be taxed at the time of the grant in accordance with Section 83(b) of the Code. The Company generally will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.


     Certain Limitations on Deductability of Executive Compensation. Section 162(m) of the Code generally disallows a publicly held corporation a deduction for compensation in excess of $1 million per year paid to the chief executive officer (the "CEO") or any of the four most highly compensated executive officers of the Company (other than the CEO) (collectively, the "Covered Officers"). Based upon a special transition rule contained in the Treasury regulations for private corporations that complete an initial public offering, the Company has, to the fullest extent possible under such regulations, treated Awards under the Stock Plan made to Covered Officers as not subject to the deduction limitations of Section 162(m) of the Code. Pursuant to Section 162(m) of the Code, the transition rule is no longer available for Awards under the Stock Plan upon grant of Awards with respect to all shares originally authorized for Awards under the Stock Plan, and, accordingly, the deduction limitation of Section 162(m) of the Code will apply to all grants under the Amended Stock Plan. However, an exception to the deduction limitation of
Section 162(m) applies to certain performance-based compensation provided that the plan pursuant to which such compensation will be paid has been approved by stockholders in a separate vote and certain other requirements are met. If the adoption of the Amended Stock Plan is approved by the Company's stockholders at the Annual Meeting, the Company believes that the Awards granted under the Amended Stock Plan should qualify for the performance-based compensation exception to Section 162(m) of the Code. Nevertheless, the Compensation Committee will maintain the discretion to authorize Awards under the Amended Stock Plan that do not qualify for an exception to the deduction limitation if the Compensation Committee believes it is necessary or appropriate under the circumstances.


 STOCK PLAN BENEFITS AND ADDITIONAL INFORMATION


     The following table shows the grants of options made in February 1999 under the Stock Plan which were made subject to stockholder approval of the Amended Stock Plan, to the Chief Executive Officer and the other Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group and all current employees, who are not executive officers, as a group. In the event the Amended Stock Plan is not approved at the Annual Meeting, the February 1999 grants to purchase 1,143,700 shares that are subject to stockholder approval will be ratably reduced so that the 5,000,000 share limit under the Stock Plan is not exceeded. The NYSE closing price per share of the Class A Common Stock as of March 2, 1999 was $15.00.

                                                     OPTION GRANTS IN FEBRUARY 1999 SUBJECT TO
NAME                                                           STOCKHOLDER APPROVAL
-------------------------------------------------   ------------------------------------------
   George Fellows ...............................                     170,000
   M. Katherine Dwyer ...........................                      75,000
   Frank J. Gehrmann ............................                      40,000
   Wade H. Nichols III ..........................                      40,000
   William J. Fox (a) ...........................                           0
   Executive Group (b) ..........................                     415,000
   Non-Executive Director Group .................                           0
   Non-Executive Officer Employee Group .........                     728,700

----------
(a) Mr. Fox was a Senior Executive Vice President of the Company until January 1999.

(b) The options granted to the Executive Group include the options granted to Messrs. Fellows, Gehrmann and Nichols and Ms. Dwyer, which are already listed in the table, as well as options granted to other executive officers of the Company.


     Future grants under the Amended Stock Plan will be made at the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the Amended Stock Plan will depend on a number of factors, including the fair market value of the Company's Class A Common Stock on future dates and the exercise decisions made by the optionees. Consequently it is not possible to determine the benefits that might be received by optionees receiving discretionary grants under the Amended Stock Plan. However, certain executive officers' employment agreements provide that management shall recommend to the Compensation Committee that such officers be granted options to purchase a specified number of shares annually. See "Employment Agreements and Termination of Employment Arrangements."


VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The approval of the Amended Stock Plan will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether approval of the Amended Stock Plan has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDED STOCK PLAN.


                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected, subject to ratification by the Company's stockholders, KPMG LLP to audit the accounts of the Company for the fiscal year ending December 31, 1999.

     KPMG LLP has audited the consolidated financial statements of the Company and its predecessors for more than the past five years. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The ratification of the selection of KPMG LLP as the Company's independent auditors for 1999 will require the affirmative vote of a majority of the total number of votes of outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 1999.

                              EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each of the executive officers of the Company as of February 18, 1999.




NAME                    POSITION
---------------------   ------------------------------------------------------------
George Fellows          President and Chief Executive Officer

Irwin Engelman          Vice Chairman of the Board and Chief Administrative Officer

M. Katherine Dwyer      Senior Vice President

Frank J. Gehrmann       Executive Vice President and Chief Financial Officer

Wade H. Nichols III     Executive Vice President and General Counsel

D. Eric Pogue           Senior Vice President, Human Resources

     The following sets forth the ages (as of February 18, 1999), positions held with the Company and selected biographical information for the current executive officers of the Company who are not directors. Biographical information with respect to Messrs. Fellows and Engelman is set forth above under the caption "Nominees for Election as Directors."

     MS. DWYER (49) was appointed President of Products Corporation's United States Consumer Products business in January 1998. Ms. Dwyer was elected Senior Vice President of the Company and of Products Corporation in December 1996. Prior to December 1996, she served in various appointed senior executive positions for the Company and for Products Corporation, including President of Products Corporation's United States Cosmetics unit from November 1995 to December 1996 and Executive Vice President and General Manager of Products Corporation's Mass Cosmetics unit from June 1993 to November 1995. From 1991 to 1993, Ms. Dwyer was Vice President, Marketing, of Clairol, a division of Bristol-Myers Squibb Company. Prior to 1991, she served in various senior positions for Victoria Creations, Avon Products Inc., Cosmair, Inc. and The Gillette Company. Ms. Dwyer is a Director of WestPoint Stevens Inc. and Reebok International Ltd., each of which files reports pursuant to the Exchange Act.

     MR. GEHRMANN (44) was elected as Executive Vice President and Chief Financial Officer of the Company and of Products Corporation in January 1998. From January 1997 until January 1998 he had been Vice President of the Company and of Products Corporation. Prior to January 1997 he served in various appointed senior executive positions for the Company and for Products Corporation, including Executive Vice President and Chief Financial Officer of Products Corporation's Operating Groups from August 1996 to January 1998, Executive Vice President and Chief Financial Officer of Products Corporation's Worldwide Consumer Products business from January 1995 to August 1996, and Executive Vice President and Chief Financial Officer of Products Corporation's Revlon North America unit from September 1993 to January 1994. From 1983 through September 1993, Mr. Gehrmann held positions of increasing responsibility in the financial organizations of Mennen Corporation and the Colgate-Palmolive Company, which acquired Mennen Corporation in 1992. Prior to 1983, Mr. Gehrmann served as a certified public accountant at the international auditing firm of Ernst & Young.

     MR. NICHOLS (56) has been Executive Vice President and General Counsel of the Company and of Products Corporation since January 1998 and served as Senior Vice President and General Counsel of the Company and Products Corporation from their respective formations in 1992 until January 1998. Mr. Nichols has been Vice President of MacAndrews Holdings since 1988.

     MR. POGUE (50) was elected Senior Vice President, Human Resources of the Company and of Products Corporation in November 1998. He was Vice President, Human Resources, U.S. Operations for Products Corporation from July 1997 until November 1998. From December 1994 until July 1997 he was Vice President, Human Resources and Administration of Marvel. From September 1992 to November 1994 he was President of Next Phase Ventures, an independent consulting and venture capital business. From 1988 to 1992 he was Vice President of Philip Morris Companies, Inc. Prior to 1988 he held various positions in human resource management.

                            EXECUTIVE COMPENSATION

     The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the persons who served as Chief Executive Officer of the Company during 1998 and the four most highly paid executive officers, other than the Chief Executive Officer, who served as executive officers of the Company as of December 31, 1998 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries during such periods.


                          SUMMARY COMPENSATION TABLE




                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                              ANNUAL COMPENSATION (A)               AWARDS
                                     ------------------------------------------ -------------
                                                                                  SECURITIES
                                        SALARY                  OTHER ANNUAL      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      ($)      BONUS ($)   COMPENSATION ($)     OPTIONS     COMPENSATION ($)
----------------------------- ------ ----------- ----------- ------------------ ------------- -----------------
George Fellows .............. 1998   1,800,000     115,000        88,549             170,000       33,181
 President and Chief          1997   1,250,000   1,250,000        22,191             170,000       30,917
 Executive Officer (b)        1996   1,025,000     870,000        15,242             120,000        4,500
M. Katherine Dwyer .......... 1998     875,000     420,000         9,651              75,000       21,585
 Senior Vice President (c)    1997     500,000     800,000         5,948             125,000       18,377
                              1996     500,000     326,100        90,029              45,000        4,500
Frank J. Gehrmann ........... 1998     427,500      80,200         3,343              30,000       17,297
 Executive Vice President and
 Chief Financial Officer (d)
Wade H. Nichols III ......... 1998     555,000      83,600        19,457              40,000       33,195
 Executive Vice President and 1997     525,000     274,600        24,215              30,000       23,089
 General Counsel (e)          1996     500,000     263,100         6,465              30,000        5,953
William J. Fox .............. 1998     907,500     805,625        58,041             100,000       71,590
 Senior Executive Vice        1997     825,000     772,300        55,159              50,000       71,590
 President (f)                1996     750,000     598,600        50,143              50,000       56,290

----------
(a) The amounts shown in Annual Compensation for 1998, 1997 and 1996 reflect salary, bonus and other annual compensation (including perquisites and other personal benefits valued in excess of $50,000) and amounts reimbursed for payment of taxes awarded to, earned by or paid to the persons listed for services rendered to the Company and its subsidiaries. Products Corporation has a bonus plan (the "Executive Bonus Plan") in which executives participate (including the Chief Executive Officer and the other Named Executive Officers other than Mr. Fox (see "--Employment Agreements and Termination of Employment Arrangements")). The Executive Bonus Plan provides for payment of cash compensation upon the achievement of predetermined corporate and/or business unit and individual performance goals during the calendar year established pursuant to the Executive Bonus Plan or by the Compensation Committee. Mr. Gehrmann's compensation is reported for 1998 only because he did not serve as an executive officer of the Company prior to 1998.

(b) The amount shown for Mr. Fellows under Other Annual Compensation for 1998 includes $18,020 in respect of personal use of a Company-provided automobile and $15,445 in respect of membership fees and related expenses for personal use of a health and country club and payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and Company-provided air travel and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown under All Other Compensation for 1998 reflects $13,381 in respect of life insurance premiums, $4,800 in respect of matching contributions under the Revlon Employees' Savings, Profit Sharing and Investment Plan (the "401(k) Plan") and $15,000 in respect of matching contributions under the Revlon Excess Savings Plan for Key Employees (the "Excess Plan"). The amounts shown under Other Annual Compensation for 1997 and 1996 reflect payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown under All Other

    Compensation for 1997 reflects $11,117 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $15,000 in respect of matching contributions under the Excess Plan. The amount shown under All Other Compensation for 1996 reflects matching contributions under the 401(k) Plan.

(c) The amounts shown for Ms. Dwyer under Other Annual Compensation for
    1998, 1997 and 1996 reflect payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and payments in respect of gross ups for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance, and for 1996 reflects $57,264 in expense reimbursements. The amounts shown under Bonus for 1998 and 1997 include an additional payment of $300,000 in each year pursuant to her employment agreement. The amount shown under All Other Compensation for 1998 reflects $1,785 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $15,000 in respect of matching contributions under the Excess Plan. The amount shown under All Other Compensation for 1997 reflects $2,720 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $10,857 in respect of matching contributions under the Excess Plan. The amount shown under All Other Compensation for 1996 reflects matching contributions under the 401(k) Plan.

(d) Mr. Gehrmann became an executive officer of the Company in January 1998. The amount shown for Mr. Gehrmann under Other Annual Compensation for 1998 reflects payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile. The amount shown under All Other Compensation for 1998 reflects $4,800 in respect of matching contributions under the 401(k) Plan and $12,497 in respect of matching contributions under the Excess Plan.

(e) The amounts shown for Mr. Nichols under Bonus for 1997 and 1996 were deferred pursuant to the Revlon Executive Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which eligible executive employees who participate in the Executive Bonus Plan may elect to defer all or a portion of the bonus otherwise payable in respect of a calendar year. The amounts shown under Other Annual Compensation for 1998, 1997 and 1996 reflect payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and payments for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown under All Other Compensation for 1998 reflects $9,990 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan, $10,463 in respect of matching contributions under the Excess Plan and $7,942 in respect of above-market earnings on compensation deferred under the Deferred Compensation Plan that were earned but not paid or payable during 1998. The amount shown under All Other Compensation for 1997 reflects $4,252 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan, $11,606 in respect of matching contributions under the Excess Plan and $2,431 in respect of above-market earnings on compensation deferred under the Deferred Compensation Plan that were earned but not paid or payable during 1997. The amount shown under All Other Compensation for 1996 reflects $4,500 in respect of matching contributions under the 401(k) Plan and $1,453 in respect of above-market earnings on compensation deferred under the Deferred Compensation Plan that were earned but not paid or payable during 1996.

(f) Mr. Fox was an executive officer of the Company during 1996, 1997 and 1998 and resigned from the Company effective January 31, 1999. The amounts shown for Mr. Fox under Other Annual Compensation for 1998, 1997 and 1996 reflect payments in respect of gross ups for taxes on imputed income arising out of personal use of a Company-provided automobile and payments for taxes on imputed income arising out of premiums paid or reimbursed by the Company in respect of life insurance. The amount shown under All Other Compensation for 1998 reflects $51,790 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $15,000 in respect of matching contributions under the Excess Plan. The amount shown under Bonus for 1997 includes an additional payment of $125,000 based upon Mr. Fox's performance. The amount shown under All Other Compensation for 1997 reflects $51,790 in respect of life insurance premiums, $4,800 in respect of matching contributions under the 401(k) Plan and $15,000 in respect of matching contributions under the Excess Plan. The amount shown under All Other Compensation for 1996 reflects $51,790 in respect of life insurance premiums and $4,500 in respect of matching contributions under the 401(k) Plan.

                     OPTION GRANTS IN THE LAST FISCAL YEAR


     During 1998, the following grants of stock options were made pursuant to the Stock Plan to the executive officers named in the Summary Compensation
Table:



                                                                                                                GRANT
                                                                                                                 DATE
                                                            INDIVIDUAL GRANTS                                 VALUE (A)
                                -------------------------------------------------------------------------   -------------
                                                             PERCENT OF
                                       NUMBER OF           TOTAL OPTIONS                                        GRANT
                                 SECURITIES UNDERLYING       GRANTED TO        EXERCISE                          DATE
                                        OPTIONS             EMPLOYEES IN        OR BASE       EXPIRATION       PRESENT
NAME                                  GRANTED (#)           FISCAL YEAR      PRICE ($/SH)        DATE         VALUE ($)
-----------------------------   -----------------------   ---------------   --------------   ------------   -------------
George Fellows ..............           170,000                  10%            34.00        1/07/08          3,475,157

M. Katherine Dwyer ..........            75,000                   4%            34.00        1/07/08          1,533,158

Frank J. Gehrmann ...........            30,000                   2%            34.00        1/07/08            613,263

Wade H. Nichols III .........            40,000                   2%            34.00        1/07/08            817,684

William J. Fox ..............            75,000                                 34.00        1/07/08          1,533,158
                                                                 {6%
                                         25,000                                 48.50        6/16/08            725,658

     The grants made during 1998 under the Stock Plan to Messrs. Fellows, Gehrmann and Nichols and Ms. Dwyer were made on January 8, 1998 and consist of non-qualified options having a term of 10 years. The grants made during 1998 under the Stock Plan to Mr. Fox were made on January 8, 1998 (with respect to an option to purchase 75,000 shares of the Company's Class A Common Stock) and June 17, 1998 (with respect to an option to purchase 25,000 shares of the Company's Class A Common Stock) and consist of non-qualified options having a term of 10 years. The options listed in the table vest 25% each year beginning on the first anniversary of the grant date and will become 100% vested on the fourth anniversary of the grant date and have an exercise price equal to the NYSE closing price per share of the Class A Common Stock on the grant date, as indicated in the table above. During 1998, the Company also granted an option to purchase 300,000 shares of the Company's Class A Common Stock pursuant to the Stock Plan to Mr. Perelman, the Chairman of the Board of Directors of the Company. The option will vest in full on the fifth anniversary of the grant date and has an exercise price of $50.00, the NYSE closing price per share of the Class A Common Stock on April 27, 1998, the date of the grant.


----------
(a) Grant Date Present Values were calculated using the Black-Scholes option pricing model. The model as applied used the grant date of January 8, 1998 with respect to the options granted on such date and used the grant date of June 17, 1998 with respect to the option granted to Mr. Fox on June 17, 1998. Stock option models require a prediction about the future movement of stock price. The following assumptions were made for purposes of calculating Grant Date Present
           Values: (i) a risk-free rate of return of 5.46% with respect to the options granted on January 8, 1998 and 5.26% with respect to the option granted to Mr. Fox on June 17, 1998, which were the rates as of the applicable grant dates for the U.S. Treasury Zero Coupon Bond issues with a remaining term similar to the expected term of the options; (ii) stock price volatility of 55.93% based upon the volatility of the Company's stock price; (iii) a constant dividend rate of zero percent and (iv) that the options normally would be exercised on the final day of their seventh year after grant. No adjustments to the theoretical value were made to reflect the waiting period, if any, prior to vesting of the stock options or the transferability (or restrictions related thereto) of the stock options. The real value of the options in the table depends upon the actual performance of the Company's stock during the applicable period and upon when they are exercised.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following chart shows the number of stock options exercised during 1998 and the 1998 year-end value of the stock options held by the executive officers named in the Summary Compensation Table:




                                                                                                          VALUE OF
                                                                         NUMBER OF SECURITIES       UNEXERCISED IN-THE-
                                                                        UNDERLYING UNEXERCISED         MONEY OPTIONS
                                      SHARES                              OPTIONS AT FISCAL          AT FISCAL YEAR-END
                                     ACQUIRED            VALUE               YEAR-END (#)               EXERCISABLE/
NAME                             ON EXERCISE (#)     REALIZED ($)     EXERCISABLE/UNEXERCISABLE     UNEXERCISABLE (A)($)
-----------------------------   -----------------   --------------   ---------------------------   ---------------------
George Fellows ..............           0                   0              42,500/417,500                  0/0

M. Katherine Dwyer ..........           0                   0              31,250/213,750                  0/0

Frank J. Gehrmann ...........           0                   0                8,000/44,000                  0/0

Wade H. Nichols III .........           0                   0                7,500/92,500                  0/0

William J. Fox ..............           0                   0              12,500/187,500                  0/0

----------
(a) The market value of the underlying shares of Class A Common Stock at year end calculated using $16 3/8, the December 31, 1998 NYSE closing price per share of Class A Common Stock, was less than the exercise price of all stock options listed in the table. The actual value, if any, an executive may realize upon exercise of a stock option depends upon the amount by which the market price of shares of Class A Common Stock exceeds the exercise price per share when the stock options are exercised.


EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Each of Messrs. Fellows, Nichols and Fox and Ms. Dwyer has entered into an executive employment agreement with the Company's wholly owned subsidiary, Products Corporation. Mr. Fellows' employment agreement, as amended, provides that he will serve as the President and Chief Executive Officer at a base salary of not less than $1,800,000 for 1998 and thereafter, and that management recommend to the Compensation Committee that he be granted options to purchase 170,000 shares of Class A Common Stock each year during the term of the agreement. At any time after January 1, 2001, Products Corporation may terminate the term of Mr. Fellows' agreement by 12 months' prior notice of non-renewal. Ms. Dwyer's employment agreement provides that she will serve as President of Products Corporation's United States Consumer Products business at a base salary of not less than $875,000 per annum for 1998 to be increased as of January 1 of each year by not less than $75,000, and that management recommend to the Compensation Committee that she be granted options to purchase 75,000 shares of Class A Common Stock each year during the term of the agreement. At any time on or after January 1, 2002, Products Corporation may terminate Ms. Dwyer's agreement by 12 months' prior notice of non-renewal. Mr. Nichols' employment agreement with Products Corporation provides that he will serve as Executive Vice President and General Counsel through February 28, 2003 at a base salary of not less than $555,000 and that management will recommend to the Compensation Committee that he be granted options to purchase 40,000 shares of Class A Common Stock each year during the term of the agreement. Mr. Fox's agreement, which was amended effective as of June 1, 1998, provides for an annual base salary of not less than $750,000 and a guaranteed annual bonus of $805,625 through June 30, 2001. All of the agreements currently in effect (other than in the case of Mr. Fox) provide for participation in the Executive Bonus Plan, continuation of life insurance and executive medical insurance coverage in the event of permanent disability and participation in other executive benefit plans on a basis equivalent to senior executives of the Company generally. The agreements with Messrs. Fellows and Nichols and Ms. Dwyer provide for Company-paid supplemental term life insurance during employment in the amount of three times base salary, and all of the agreements currently in effect provide for Company-paid supplemental disability insurance. Mr. Fox's agreement provides that, in lieu of any participation in Company-paid pre-retirement life insurance coverage, through June 30, 2001 Products Corporation will pay premiums and gross ups for taxes thereon in respect of a whole life insurance policy on his life in the amount of $5,000,000 under an arrangement providing for all insurance proceeds to be paid to the designated beneficiary under such policy. The agreements currently in effect, other than Mr. Fox's, provide that in the event of termination of the term of the relevant executive employment agreement by Products Corporation (otherwise than for "cause" as defined in the employment agreements or disability) or by the executive for failure of the Compensation Committee to adopt and implement the recommendations of management with respect to stock option grants, the executive would be entitled to severance pursuant to and subject to the terms of the Executive Severance Policy (see "--Executive Severance Policy") (or, at his or her election, to continued base salary payments throughout the term). In addition, the employment agreement with Mr. Fellows provides that if he remains continuously employed by Products Corporation or its affiliates until age 60, then upon any subsequent retirement he will be entitled to a supplemental pension benefit in a sufficient amount so that his annual pension benefit from all qualified and non-qualified pension plans of Products Corporation and its affiliates (expressed as a straight life annuity) equals $500,000. Upon any earlier retirement with Products Corporation's consent or any earlier termination of employment by Products Corporation otherwise than for "good reason" (as defined in the Executive Severance Policy), Mr. Fellows will be entitled to a supplemental pension benefit in an amount equal to the product of multiplying $28,540 by the number of anniversaries, as of the date of retirement or termination, of Mr. Fellows' fifty-third birthday (but in no event more than would have been payable to Mr. Fellows under the foregoing provision had he retired at age 60). In each case, Products Corporation reserves the right to treat Mr. Fellows as having deferred payment of pension for purposes of computing such supplemental payments.


EXECUTIVE SEVERANCE POLICY


     Products Corporation's Executive Severance Policy provides that upon termination of employment of eligible executive employees, including the Chief Executive Officer and the other Named Executive Officers (other than Mr. Fox) other than voluntary resignation or termination by Products Corporation for good reason, in consideration for the execution of a release and confidentiality agreement and the Company's standard employee non-competition agreement, the eligible executive will be entitled to receive, in lieu of severance under any employment agreement then in effect or under Products Corporation's basic severance plan, a number of months of severance pay in semi-monthly installments based upon such executive's grade level and years of service reduced by the amount of any compensation from subsequent employment, unemployment compensation or statutory termination payments received by such executive during the severance period, and, in certain circumstances, by the actuarial value of enhanced pension benefits received by the executive, as well as continued participation in medical and certain other benefit plans for the severance period (or in lieu thereof, upon commencement of subsequent employment, a lump sum payment equal to the then present value of 50% of the amount of base salary then remaining payable through the balance of the severance period). Pursuant to the Executive Severance Policy, upon meeting the conditions set forth therein, Messrs. Fellows, Gehrmann and Nichols and Ms. Dwyer would be entitled to severance pay equal to two years of base salary at the rate in effect on the date of employment termination plus continued participation in the medical and dental plans for two years on the same terms as active employees.


DEFINED BENEFIT PLANS


     The following table shows the estimated annual retirement benefits payable (as of December 31, 1998) at normal retirement age (65) to a person retiring with the indicated average compensation and years of credited service, on a straight life annuity basis, after Social Security offset, under the Revlon Employees' Retirement Plan (the "Retirement Plan"), including amounts attributable to the Pension Equalization Plan, each as described below.

                                              ESTIMATED ANNUAL STRAIGHT LIFE ANNUITY BENEFITS AT RETIREMENT
  HIGHEST CONSECUTIVE                                 WITH INDICATED YEARS OF CREDITED SERVICE (A)
   FIVE-YEAR AVERAGE      -----------------------------------------------------------------------------------------------------
      COMPENSATION
 DURING FINAL TEN YEARS           15                   20                   25                   30                   35
-----------------------   ------------------   ------------------   ------------------   ------------------   -----------------
      $   600,000              $151,881             $202,508             $253,135             $303,762             $303,762
          700,000               177,881              237,175              296,468              355,762              355,762
          800,000               203,881              271,841              339,802              407,762              407,762
          900,000               229,881              306,508              383,135              459,762              459,762
        1,000,000               255,881              341,175              426,468              500,000              500,000
        1,100,000               281,881              375,841              469,802              500,000              500,000
        1,200,000               307,881              410,508              500,000              500,000              500,000
        1,300,000               333,881              445,175              500,000              500,000              500,000
        1,400,000               359,881              479,841              500,000              500,000              500,000
        1,500,000               385,881              500,000              500,000              500,000              500,000
        2,000,000               500,000              500,000              500,000              500,000              500,000
        2,500,000               500,000              500,000              500,000              500,000              500,000

----------
(a) The normal form of benefit for the Retirement Plan and the Pension Equalization Plan is a straight life annuity.


     The Retirement Plan is intended to be a tax qualified defined benefit plan. Retirement Plan benefits are a function of service and final average compensation. The Retirement Plan is designed to provide an employee having 30 years of credited service with an annuity generally equal to 52% of final average compensation, less 50% of estimated individual Social Security benefits. Final average compensation is defined as average annual base salary and bonus (but not any part of bonuses in excess of 50% of base salary) during the five consecutive calendar years in which base salary and bonus (but not any part of bonuses in excess of 50% of base salary) were highest out of the last 10 years prior to retirement or earlier termination. Except as otherwise indicated, credited service includes all periods of employment with the Company or a subsidiary prior to retirement. The base salaries and bonuses of each of the Chief Executive Officer and the other Named Executive Officers are set forth in the Summary Compensation Table under columns entitled "Salary" and "Bonus," respectively.


     The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. In addition, the Omnibus Budget Reconciliation Act of 1993 limits the annual amount of compensation that can be considered in determining the level of benefits under qualified plans. The Pension Equalization Plan, as amended effective December 14, 1998, is a non-qualified benefit arrangement designed to provide for the payment by the Company of the difference, if any, between the amount of such maximum limitations and the annual benefit that would be payable under the Retirement Plan but for such limitations, up to a combined maximum annual straight life annuity benefit at age 65 under the Retirement Plan and the Pension Equalization Plan of $500,000. Benefits provided under the Pension Equalization Plan are conditioned on the participant's compliance with his or her non-competition agreement and on the participant not competing with Products Corporation for one year after termination of employment.


     The number of years of credited service under the Retirement Plan and the Pension Equalization Plan as of January 1, 1999 (rounded to full years) for Mr. Fellows is ten years (which includes credit for prior service with Holdings), for Ms. Dwyer is five years, for Mr. Gehrmann is five years, for Mr. Nichols is 20 years (which includes credit for prior service with Holdings) and for Mr. Fox is 15 years (which includes credit for prior service with MacAndrews Holdings).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the Compensation Committee of the Company's Board of Directors, which consists of Messrs. Gittis, Drapkin, Janklow and Semel, each of whom has been a member of the Compensation Committee during all of 1998. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not otherwise be deemed filed under either of such Acts.

     Pursuant to the rules promulgated under the Exchange Act, set forth below is the report of the Compensation Committee regarding its compensation policies for 1998 for the Company's executive officers, including the Chief Executive Officer. The key elements of compensation used by the Company are base salary and performance-based incentives, including annual cash bonuses and stock options. This report discusses the Company's practices regarding each of these elements as applied to the executive officers generally and concludes with a separate discussion of Mr. Fellows' compensation in particular. The basic elements of the Company's compensation program currently in effect were established at the time of the Company's initial public offering in February 1996 (the "Offering"), and were based upon consultations with the executive compensation consulting practice of KPMG LLP, which subsequently joined with William M. Mercer, Incorporated ("Mercer"). Since the Offering, including during 1998, the Compensation Committee has consulted with Mercer on compensation-related issues as it deems appropriate and considers Mercer's input as well as the Company's existing policies in its oversight and approval of the Company's ongoing executive officer compensation arrangements.

     The Company's executive compensation practices are designed to support its business goals of fostering profitable growth and increasing stockholder value. The Company seeks to align the interests of executives and stockholders through the use of a performance-based cash bonus plan and a stock-based compensation plan. In addition, the Company's policy is to pay for performance; that is, the better the individual, team, business unit and/or Company-wide performance against established goals and objectives, the greater the compensation reward. Finally, the Company's compensation package is designed to be competitive with the compensation practices of other leading consumer products companies.

     In addition to Company sources and consultation with Mercer (as discussed above), the Committee also considers information provided by salary surveys and similar data available from independent sources to help it assess the competitiveness and effectiveness of the Company's executive compensation practices in general and for the Chief Executive Officer in particular.


BASE SALARY

     The Company's practice is to pay salaries that reflect the executive's position in the Company and his or her contributions as determined by the Compensation Committee and that are competitive with a comparison group of other leading consumer products companies and certain other companies outside of the consumer products field (the "Comparison Group"). While the Comparison Group is comprised primarily of consumer products companies, companies outside of the consumer products field are also included because the Company believes, and the Compensation Committee concurs, that the market for executive talent is broader than simply other consumer products companies.

     In determining the salaries of executive officers, the Compensation Committee's policy is to target the salary range for executive officers at a level which is competitive with the Comparison Group, with salaries above that level available to exceptional performers and key contributors to the success of the Company. The annual salaries of Messrs. Fellows, Nichols and Fox and of Ms. Dwyer, established in their respective employment agreements and the annual salary paid to Mr. Gehrmann are based upon this policy. Annual salary adjustments are based on individual performance, assumption of new responsibilities, competitive data from the Comparison Group and the Company's overall annual salary budget guidelines. If an executive officer is responsible for a particular business unit, such unit's financial results are taken into account. In the case of Ms. Dwyer, minimum annual salary adjustments are specified in her employment agreement.

ANNUAL CASH BONUS


 EXECUTIVE BONUS PLAN

     The Company has a bonus plan (the "Executive Bonus Plan") in which executives (including the Chief Executive Officer and the other Named Executive Officers other than Mr. Fox) participate. The Executive Bonus Plan provides for payment of cash compensation upon the achievement of predetermined corporate and/or business unit and, in the case of executives other than Mr. Fellows, individual performance goals during the calendar year. Eligibility for awards under the Executive Bonus Plan is conditioned upon the executive having executed the Company's standard employee non-competition agreement. The maximum award payable to any participant with respect to any bonus year is 100% of base salary.

     Bonus objectives for executive officers for 1998 were based on the performance of the Company as a whole in the case of Messrs. Fellows, Gehrmann and Nichols, and of the Company as a whole and the business unit to which she was assigned in the case of Ms. Dwyer. The Company-wide financial performance measures for Messrs. Fellows, Gehrmann and Nichols were operating income, net sales, earnings per share and return on assets. For Ms. Dwyer, the Company-wide financial performance measure was earnings per share, and the business unit financial measures were operating income, net sales and return on assets. Each of Messrs. Gehrmann and Nichols and Ms. Dwyer had personal performance objectives accounting for a portion of their respective bonus opportunities. The Company and Ms. Dwyer's business unit achieved their respective net sales thresholds for 1998 but neither the Company nor Ms. Dwyer's business unit achieved their other respective financial performance measures for 1998. Accordingly, based upon the application of the formula set forth in the Executive Bonus Plan, Messrs. Fellows, Gehrmann and Nichols and Ms. Dwyer received bonus amounts that were less than their respective target awards. Messrs. Gehrmann and Nichols received special bonus awards due to their work in connection with substantial refinancings during 1998. Mr. Fox's bonus for 1998 was determined in accordance with his employment agreement.


LONG-TERM PERFORMANCE-BASED INCENTIVES

     The Company's principal compensation vehicle for encouraging long-term growth and performance is the grant of stock options under the Revlon, Inc. 1996 Stock Plan, as amended and restated as of December 17, 1996 (the "Stock Plan").


 THE STOCK PLAN

     Under the Stock Plan, stock options generally are granted annually to executive officers. Guidelines for the size of stock option awards are developed based on factors similar to those used to determine salary and bonus, including the executive's position in the Company and his or her contributions as determined by the Compensation Committee and a review of the practices of the Comparison Group. Since the Company, with the concurrence of the Compensation Committee, views the granting of stock options as a way to obtain a competitive compensation advantage, it is the Company's policy to target award levels so that, when taken together with salary and cash bonus, total compensation would be competitive with the Comparison Group. Actual grants may vary from target levels based on individual performance, business unit performance, the assumption of increased responsibilities or other factors.

     The grants of options made under the Stock Plan during 1998 to Messrs. Fellows, Fox and Nichols and Ms. Dwyer were made pursuant to their respective employment agreements. The grant to Mr. Gehrmann was based upon the factors outlined above. These grants and the grants of options to all other executive officers and employees of the Company during 1998 are comprised of non-qualified options having a term of 10 years. The options will vest 25% each year beginning on the first anniversary of the grant date and will become 100% vested on the fourth anniversary of the grant date. This approach is designed to motivate the creation of stockholder value over the long term since the full benefit of the stock option grant cannot be realized unless stock price appreciation occurs over a number of years.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a publicly held corporation a deduction for compensation in excess of $1 million per year paid to the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) (the "Covered Officers"). Based upon a special transition rule contained in the Treasury regulations for private corporations that complete an initial public offering, the Company has, to the fullest extent possible under such regulations, treated payments made to Covered Officers as not subject to the deduction limitations of Section 162(m) of the Code. Pursuant to Section 162(m), the transition rule is no longer available to awards issued under the Stock Plan upon grant of awards with respect to all shares originally authorized for awards under the Stock Plan, and, accordingly, the deduction limitation of Section 162(m) will apply to all grants under the Revlon, Inc. Second Amended and Restated 1996 Stock Plan (the "Amended Stock Plan"). However, an exception to the deduction limitation of Section 162(m) applies to certain performance-based compensation provided that the plan pursuant to which such compensation will be paid has been approved by stockholders in a separate vote and certain other requirements are met. If the adoption of the Amended Stock Plan is approved by the Company's stockholders at the Annual Meeting, the Company believes that the awards granted under the Amended Stock Plan should qualify for the performance-based compensation exception to Section 162(m) of the Code. Nevertheless, the Compensation Committee will maintain the discretion to authorize awards under the Amended Stock Plan and other compensation that do not qualify for an exception to the deduction limitation if the Compensation Committee believes it is necessary or appropriate under the circumstances.


1998 CHIEF EXECUTIVE OFFICER COMPENSATION


     In 1998, the Compensation Committee reassessed the overall compensation of George Fellows, the Chief Executive Officer of the Company. The Compensation Committee reviewed data compiled by outside compensation consultants from Mercer, as well as data available from independent sources, on compensation provided to chief executive officers by the Comparison Group of companies. The review indicated that the compensation provided for in the existing employment agreement with Mr. Fellows, including base salary, an annual performance-based bonus of up to 100% of salary, and eligibility for an annual grant of 170,000 stock options, was no longer competitive when compared to the practices of the Comparison Group. Mr. Fellows' employment agreement was amended to increase his base salary to $1,800,000. The other major elements of Mr. Fellows' compensation, including the opportunity to earn an annual performance-based bonus of up to 100% of salary and eligibility for an annual grant of 170,000 stock options, were not modified.


     As discussed above in the Annual Cash Bonus section, Mr. Fellows' annual bonus for 1998 was paid based upon the application of the formula in the Executive Bonus Plan.


     The stock option grant to Mr. Fellows during 1998 was specified in his Employment Agreement and, as with base salary and bonus eligibility, was determined with reference to Mr. Fellows' position in the Company, his contribution to the Company, his individual performance, his contributions to the continuing operations and value of the Company and the practices of the Comparison Group. The Compensation Committee's intent is to condition a meaningful portion of Mr. Fellows' total compensation upon Company performance and stockholder value and to serve as a means to retain Mr. Fellows.



                                        Compensation and Stock Plan Committee



                                        Howard Gittis (Chairman)
                                        Donald Drapkin
                                        Morton Janklow
                                        Terry Semel

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on shares of Class A Common Stock with that of the S&P 500 Index, the S&P Health Care Index, the S&P Household Products Index and the S&P Cosmetics Index. The comparison for each of the periods presented assumes that $100 was invested on February 29, 1996 (the date the Class A Common Stock was priced in connection with the Company's Offering), in shares of Class A Common Stock and the stocks included in the relevant index and that all dividends are reinvested. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.




[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND
ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR
THE PURPOSE OF EDGAR FILING.]






                                            FEB. 29, 1996    DEC. 31, 1996    DEC. 31, 1997    DEC. 31, 1998
                                           ---------------  ---------------  ---------------  --------------
Revlon, Inc. Class A Common Stock .......        $100          $  124.48        $  147.13        $  68.23
S&P 500 Index ...........................         100             117.82           157.10          201.99
S&P Health Care Index ...................         100             121.38           177.32          258.30
S&P Household Products Index ............         100             129.56           182.62          215.60
S&P Cosmetics Index .....................         100             136.60           173.09          176.08

                           OWNERSHIP OF COMMON STOCK


     The following table sets forth as of January 31, 1999 the number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer during 1998 and each of the other Named Executive Officers during 1998 and (iv) all directors and executive officers of the Company as a group. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission (the "SEC"), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.




NAME AND ADDRESS                                     AMOUNT AND NATURE OF
OF BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP             PERCENT OF CLASS
-----------------------------------------   --------------------------------------   -----------------
Ronald O. Perelman ......................   42,500,000 (Class A and Class B) (1)            83.0%
 35 E. 62nd St.
 New York, NY 10021
Donald Drapkin ..........................   12,000 (Class A) (2)                               *
M. Katherine Dwyer ......................   130,173 (Class A) (3)                              *
Irwin Engelman ..........................   10,000 (Class A) (4)                               *
Meyer Feldberg ..........................   0
George Fellows ..........................   256,388 (Class A) (5)                            1.3%
William J. Fox ..........................   104,702 (Class A) (6)                              *
Frank J. Gehrmann .......................   24,798 (Class A) (7)                               *
Howard Gittis ...........................   15,000 (Class A)                                   *
Morton L. Janklow .......................   0
Vernon E. Jordan ........................   0
Henry A. Kissinger ......................   0
Edward J. Landau ........................   100                                                *
Jerry W. Levin ..........................   323,989 (Class A) (8)                            1.6%
Wade H. Nichols III .....................   61,404 (Class A) (9)                               *
Linda Gosden Robinson ...................   0
Terry Semel .............................   5,000 (Class A) (10)                               *
Martha Stewart ..........................   1,000 (11)                                         *
FMR Corp. ...............................   1,561,500 (Class A) (12)                         7.8%
 82 Devonshire Street
 Boston, MA 02109
All Directors and Executive Officers as a   12,196,250 (Class A) (13)                       61.0%
 Group (19 Persons) .....................   31,250,000 (Class B)                           100.0%

----------
*     Less than one percent.

(1) Mr. Perelman through Mafco Holdings (which through REV Holdings) beneficially owns 11,250,000 shares of Class A Common Stock (representing approximately 56.3% of the outstanding shares of Class A Common Stock) and all of the outstanding 31,250,000 shares of Class B Common Stock, which together represent approximately 83.0% of the outstanding shares of Common Stock and has approximately 97.4% of the combined voting power of the outstanding shares of Common Stock. All of the shares of Common Stock owned by REV Holdings are pledged by REV Holdings to secure obligations, and shares of intermediate holding companies are or may from time to time be pledged to secure obligations of Mafco Holdings or its affiliates.

(2) All of such shares are held by trusts for Mr. Drapkin's children and beneficial ownership is disclaimed.

(3) Includes 3,000 shares held directly; 306 shares acquired pursuant to the Company matching under the 401(k) Plan; 617 shares that Ms. Dwyer has the right to receive pursuant to the Company matching under the Excess Plan; 31,250, 31,250 and 18,750 shares which may be acquired under options which vested on January 9, 1998, January 9, 1999 and January 8, 1999, respectively; and 45,000 shares which may be acquired under options which vest on February 28, 1999.

(4)   Includes 10,000 shares owned jointly by Mr. Engelman's wife.

(5) Includes 8,000 shares held directly; 226 shares acquired pursuant to the Company matching under the 401(k) Plan; 662 shares that Mr. Fellows has the right to receive pursuant to the Company matching under the Excess Plan; 42,500, 42,500 and 42,500 shares which may be acquired under options which vested on January 9, 1998, January 9, 1999 and January 8, 1999, respectively; and 120,000 shares which may be acquired under options which vest on February 28, 1999.

(6) Includes 5,800 shares owned by Mr. Fox's wife and 4,200 shares owned by his children as to which beneficial ownership is disclaimed; 227 shares acquired pursuant to the Company matching under the 401(k) Plan; 725 shares that Mr. Fox has the right to receive pursuant to the Company matching under the Excess Plan; 12,500, 12,500 and 18,750 shares which may be acquired under options which vested on January 9, 1998, January 9, 1999 and January 8, 1999, respectively; and 50,000 shares which may be acquired under options which vest on February 28, 1999.

(7) Includes 3,000 shares owned jointly by Mr. Gehrmann's wife; 327 shares acquired pursuant to the Company matching under the 401(k) Plan; 471 shares that Mr. Gehrmann has the right to receive pursuant to the Company matching under the Excess Plan; 2,500, 2,500, 3,000, 3,000 and 7,500 shares which may be acquired under options which vested on February 28, 1997, February 28, 1998, January 9, 1998, January 9, 1999 and January 8, 1999, respectively; and 2,500 shares which may be acquired under options which vest on February 28, 1999.

(8) Includes 25,000 shares held directly by Mr. Levin; 1,000 shares owned by Mr. Levin's daughter as to which beneficial ownership is disclaimed; 129 shares acquired pursuant to the Company matching under the 401(k) Plan; 360 shares that Mr. Levin has the right to receive pursuant to the Company matching under the Excess Plan; 42,500, 42,500 and 42,500 shares which may be acquired under options which vested on January 9, 1998, January 9, 1999 and January 8, 1999, respectively; and 170,000 shares which may be acquired under options which vest on February 28, 1999.

(9) Includes 5,400 shares held directly; 298 shares acquired pursuant to the Company matching under the 401(k) Plan; 705 shares that Mr. Nichols has the right to receive pursuant to the Company matching under the Excess Plan; 7,500, 7,500 and 10,000 shares which may be acquired under options which vested on January 9, 1998, January 9, 1999 and January 8, 1999, respectively; and 30,000 shares which may be acquired under options which vest on February 28, 1999.

(10) Includes 2,000 shares owned by Mr. Semel's children as to which beneficial ownership is disclaimed and 3,000 shares owned jointly by Mr. Semel's wife.

(11) Includes 500 shares owned directly and 500 shares owned indirectly by the Martha Stewart Inc. Defined Benefit Pension Plan.

(12) Based upon a Schedule 13G filed by FMR Corp. in February 1999, FMR Corp. has sole voting power as to 550 shares and sole dispositive power as to all 1,561,500 shares.

(13) Includes 1,697 shares owned by one executive officer not listed in the table. Included in this share number for such executive officer are 750 shares which may be acquired under options which vested on July 16, 1998, 750 shares which may be acquired under options which vested on January 8, 1999, and 197 shares acquired pursuant to the Company matching under the 401(k) Plan.



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     MacAndrews & Forbes beneficially owns shares of Common Stock having approximately 97.4% of the combined voting power of the outstanding shares of Common Stock. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of the Company and control the vote on all matters submitted to a vote of the Company's stockholders. MacAndrews & Forbes is wholly owned by Ronald O. Perelman, who is Chairman of the Board of Directors of the Company.


TRANSFER AGREEMENTS

     In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Holdings and certain of its wholly owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Holdings (the "Real Property Transfer Agreement" and, together with the Asset Transfer Agreement, the "Transfer

Agreements"), and pursuant to such agreements, on June 24, 1992 Holdings transferred assets to Products Corporation and Products Corporation assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Holdings retained certain small brands that historically had not been profitable (the "Retained Brands"). Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amount reimbursed by Holdings to Products Corporation for the Excluded Liabilities for 1998 was $0.6 million.


OPERATING SERVICES AGREEMENT

     In June 1992, Revlon, Inc., Products Corporation and Holdings entered into an operating services agreement (as amended and restated, and as subsequently amended, the "Operating Services Agreement") pursuant to which Products Corporation has manufactured, marketed, distributed, warehoused and administered, including the collection of accounts receivable, the Retained Brands for Holdings. Pursuant to the Operating Services Agreement, Products Corporation was reimbursed an amount equal to all of its and Revlon, Inc.'s direct and indirect costs incurred in connection with furnishing such services, net of the amounts collected by Products Corporation with respect to the Retained Brands, payable quarterly. The net amount due from Holdings to Products Corporation for such direct and indirect costs for 1998 plus a fee equal to 5% of the net sales of the Retained Brands was $0.9 million, which amount was offset against certain notes payable to Holdings.


REIMBURSEMENT AGREEMENTS

     Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews Holdings is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews Holdings (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews Holdings (and its affiliates) to the extent requested by MacAndrews Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. The Company reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to the Company and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings (or such affiliates) reimburses the Company for the allocable costs of the services purchased for or provided to MacAndrews Holdings (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. The net amount reimbursed by MacAndrews Holdings to the Company for the services provided under the Reimbursement Agreements for 1998 was $3.1 million, $0.2 million of which was offset against certain notes payable to Holdings. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.


TAX SHARING AGREEMENT

     Revlon, Inc., for federal income tax purposes, is included in the affiliated group of which Mafco Holdings is the common parent, and Revlon, Inc.'s federal taxable income and loss is included in such group's consolidated tax return filed by Mafco Holdings. Revlon, Inc. also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. In June 1992, Holdings, Revlon, Inc. and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. or a subsidiary of Revlon, Inc. is a member of such group. Pursuant to the Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Revlon, Inc. will pay to Holdings amounts equal to the taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Revlon, Inc.), except that Revlon, Inc. will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Revlon, Inc. if and to the extent Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making such tax sharing payments other than in respect of state and local income taxes. Since the payments to be made under the Tax Sharing Agreement will be determined by the amount of taxes that Revlon, Inc. would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Revlon, Inc. against losses and tax credits generated by Mafco Holdings and its other subsidiaries. There were no cash payments in respect of federal taxes made by Revlon, Inc. pursuant to the Tax Sharing Agreement for 1998.


REGISTRATION RIGHTS AGREEMENT

     Prior to the consummation of the Offering, Revlon, Inc. and Revlon Worldwide Corporation (subsequently merged into REV Holdings), the then direct parent of Revlon, Inc., entered into the Registration Rights Agreement pursuant to which REV Holdings and certain transferees of Revlon, Inc.'s Common Stock held by REV Holdings (the "Holders") have the right to require Revlon, Inc. to register all or part of the Class A Common Stock owned by such Holders and the Class A Common Stock issuable upon conversion of Revlon, Inc.'s Class B Common Stock owned by such Holders under the Securities Act of 1933, as amended (the "Securities Act") (a "Demand Registration"); provided that Revlon, Inc. may postpone giving effect to a Demand Registration up to a period of 30 days if Revlon, Inc. believes such registration might have a material adverse effect on any plan or proposal by Revlon, Inc. with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or if Revlon, Inc. is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to Revlon, Inc. In addition, the Holders have the right to participate in registrations by Revlon, Inc. of its Class A Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. Revlon, Inc. will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and expenses attributable to the shares of Class A Common Stock sold by such Holders.


OTHER

     Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leased to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 million and certain shared operating expenses payable by Products Corporation which, together with the annual rent, were not to exceed $2.0 million per year. Pursuant to an assumption agreement dated February 18, 1993, Holdings agreed to assume all costs and expenses of the ownership and operation of the Edison facility as of January 1, 1993, other than (i) the operating expenses for which Products Corporation was responsible under the Edison Lease and (ii) environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed $8.0 million

(the amount of such claims and costs for which Products Corporation is responsible, the "Environmental Limit"). In addition, pursuant to such assumption agreement, Products Corporation agreed to indemnify Holdings for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed the Environmental Limit and Holdings agreed to indemnify Products Corporation for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 in excess of the Environmental Limit and all such claims and costs relating to matters occurring on or after January 1, 1993. Pursuant to an occupancy agreement, during 1998 Products Corporation rented from Holdings a portion of the administration building located at the Edison facility and space for a retail store of Products Corporation's now discontinued retail operation. During 1998, Products Corporation provided certain administrative services, including accounting, for Holdings with respect to the Edison facility pursuant to which Products Corporation paid on behalf of Holdings costs associated with the Edison facility and was reimbursed by Holdings for such costs, less the amount owed by Products Corporation to Holdings pursuant to the Edison Lease and the occupancy agreement. In August 1998, Holdings sold the Edison facility to an unrelated third party, which assumed substantially all liability for environmental claims and compliance costs relating to the Edison facility, and in connection with the sale Products Corporation terminated the Edison Lease and entered into a new lease with the new owner. Holdings agreed to indemnify Products Corporation to the extent rent under the new lease exceeds rent that would have been payable under the terminated Edison Lease had it not been terminated. The net amount reimbursed by Holdings to Products Corporation with respect to the Edison facility for 1998 was $0.5 million.

     On February 2, 1998, Revlon Escrow Corp., an affiliate of Products Corporation, issued and sold in a private placement $650 million aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2008 (the "8 5/8% Notes") and $250 million aggregate principal amount of 8 1/8% Senior Notes due 2006 (the "8 1/8% Notes" and, together with the 8 5/8% Notes, the "Notes"), with the net proceeds deposited into escrow. The proceeds from the sale of the Notes were used to finance the redemption of Products Corporation's $555 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") and $260 million aggregate principal amount of 9 3/8% Senior Notes due 2001 (the "Senior Notes" and, together with the Senior Subordinated Notes, the "Old Notes"). Products Corporation delivered a redemption notice to the holders of the Senior Subordinated Notes for the redemption of the Senior Subordinated Notes on March 4, 1998, at which time Products Corporation assumed the obligations under the 8 5/8% Notes and the related indenture (the "8 5/8% Notes Assumption"), and to the holders of the Senior Notes for the redemption of the Senior Notes on April 1, 1998, at which time Products Corporation assumed the obligations under the 8 1/8% Notes and the related indenture (the "8 1/8% Notes Assumption" and, together with the 8 5/8% Notes Assumption, the "Assumption"). A nationally recognized investment banking firm rendered its written opinion that the Assumption, upon consummation of the redemptions of the Old Notes, and the subsequent release from escrow to Products Corporation of any remaining net proceeds from the sale of the Notes are fair from a financial standpoint to Products Corporation under the indenture governing Products Corporation's 9 1/2% Senior Notes due 1999.

     During 1998, Products Corporation leased certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases. These included space at Products Corporation's New York headquarters and at Products Corporation's offices in London and, during the first half of 1998, Hong Kong. The rent paid to Products Corporation for 1998 was $2.9 million.

     During 1998, approximately $5.7 million due to Products Corporation from Holdings was offset against certain notes payable to Holdings.

     Products Corporation's Credit Agreement is supported by, among other things, guarantees from Holdings and certain of its subsidiaries. The obligations under such guarantees are secured by, among other things, (i) the capital stock and certain assets of certain subsidiaries of Holdings and (ii) until the disposition of the Edison facility in August 1998, a mortgage on the Edison facility.

     Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings. No such borrowings were outstanding as of December 31, 1998. The interest rates for such borrowings are more favorable to Products Corporation than interest rates under the Credit Agreement and, for borrowings occurring prior to the execution of the Credit Agreement, the credit facilities in effect at the time of such borrowing. The amount of interest paid by Products Corporation for such borrowings for 1998 was $0.8 million.

     During 1998, the Company made advances of $0.25 million and $0.3 million to Mr. Fellows and Ms. Dwyer, respectively. During 1998, the Company made an advance of $0.4 million to Mr. Levin, which advance was repaid in January 1999.

     During 1998, Products Corporation purchased products from a company that was an affiliate of the Company during part of 1998, for which it paid approximately $0.4 million.

     Prior to 1998, Products Corporation provided licensing services to a company that was an affiliate of the Company during part of 1998. In connection with the termination of the licensing arrangement and its agreement to provide consulting services during 1998, Products Corporation received payments of $2.0 million in 1998 and is entitled to receive an additional $1.0 million in 1999.

     During 1998, a company that was an affiliate of the Company during 1998 assembled lipstick cases for Products Corporation. Products Corporation paid approximately $1.1 million for such services in 1998.

     The law firm of which Mr. Jordan is a senior partner provided legal services to Revlon, Inc. and its subsidiaries during 1998, and it is anticipated that it will provide legal services to Revlon, Inc. and its subsidiaries during 1999.

     Revlon, Inc. believes that the terms of the foregoing transactions are at least as favorable to Revlon, Inc. or Products Corporation, as applicable, as those that could be obtained from unaffiliated third parties.


                            ADDITIONAL INFORMATION

     THE COMPANY WILL MAKE AVAILABLE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AND ANY QUARTERLY REPORTS ON FORM 10-Q FILED THEREAFTER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO ROBERT K. KRETZMAN, CORPORATE SECRETARY, REVLON, INC., 625 MADISON AVENUE, NEW YORK, NEW YORK 10022. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, FEBRUARY 18, 1999, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SHARES OF COMMON STOCK ENTITLED TO VOTE.

     In order to ensure timely delivery of such documents prior to the Annual Meeting, any request should be received by the Company promptly.

     Stockholders who are not stockholders of record who wish to attend the Annual Meeting should bring evidence of beneficial ownership of the Common Stock to the Annual Meeting.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     The Company's executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports also must be furnished to the Company.

     Based solely upon a review of copies of such reports furnished to the Company through the date hereof and written representations that no other reports were required, the Company believes that all filing requirements applicable to its executive officers, directors and 10% holders were complied with during 1998.


                             STOCKHOLDER PROPOSALS

     Under the rules and regulations of the SEC as currently in effect, any holder of at least one percent or $2,000 in market value of shares of Common Stock held for at least one year who desires to have a proposal presented in the Company's proxy material for use in connection with the Annual Meeting of Stockholders to be held in 2000 must transmit that proposal (along with his or her name, address, the number of shares of Common Stock that he or she holds of record or beneficially, the dates on which the securities were acquired and documentary support for a claim of beneficial ownership) in writing by certified mail--return receipt requested to the Secretary of the Company at Revlon, Inc., 625 Madison Avenue, New York, New York 10022. Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2000 must be received by the Secretary of the Company not later than November 12, 1999.


     Holders of shares of Common Stock desiring to have proposals submitted for consideration at future meetings of the stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.


                                OTHER BUSINESS


     Management does not intend to present any other items of business and is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of Common Stock they represent in accordance with their best judgment.


New York, New York
March 12, 1999                          By Order of the Board of Directors



                                        Robert K. Kretzman
                                        Senior Vice President, Deputy General
                                        Counsel and Secretary

                                                                 APPENDIX A


                                  REVLON, INC.
                  SECOND AMENDED AND RESTATED 1996 STOCK PLAN
                 (Amended and Restated as of February 12, 1999)

                                    GENERAL


         1.1 Purpose. The purpose of this Second Amended and Restated 1996 Stock Plan (the "Plan") is to provide for certain officers, directors and key employees of Revlon, Inc. ("Revlon" and, together with its subsidiaries, the "Company") and certain of its Affiliates an incentive to maintain and enhance the long-term performance and profitability of the Company. It is the further purpose of the Plan to permit the granting of awards that will constitute performance based compensation for certain executive officers, as described in section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

         1.2      Administration.

                  (a) The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of Revlon (the "Board"), which committee shall consist of two or more directors. It is intended that the directors appointed to serve on the Committee shall be "outside directors" (within the meaning of Code section 162(m) and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions thereto) to the extent Code section 162(m) is applicable; however, the mere fact that a Committee member shall fail to qualify under the foregoing requirements shall not invalidate any award made by the Committee which award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.

                  (b) The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and Plan agreements executed pursuant to Section 2.6, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan,
(iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

                  (c) The determination of the Committee on all matters relating to the Plan or any Plan agreement (as defined in Section 2.6) shall be conclusive.

                  (d) No member of the Committee shall be liable for any Plan Action (as defined in Section 3.2), including without limitation any action or determination made in good faith with respect to the Plan or any Award hereunder.

         1.3 Persons Eligible for Awards. Awards under the Plan may be made to such officers, directors and executive, managerial or professional employees ("key personnel") of the Company or its Affiliates as the Committee shall in its sole discretion select; provided, that officers and directors who are not employees of either the Company or an Affiliate shall not be eligible to receive Awards under the Plan.

         1.4      Types of Awards Under Plan.


                  (a) Awards may be made under the Plan in the form of (i) stock options ("options"), (ii) stock appreciation rights ("stock appreciation rights") related to an option ("related stock appreciation rights"), (iii) stock appreciation rights not related to any option ("unrelated stock appreciation rights"), (iv) restricted stock awards, (v) unrestricted stock awards and (vi) performance awards, all as more fully set forth in Article II (collectively, "Awards").

                  (b) Options granted under the Plan may be either (i) "nonqualified" stock options subject to the provisions of Code section 83 or
(ii) options intended to qualify for incentive stock option treatment described in Code section 422.

                  (c) All options when granted are intended to be nonqualified options, unless the applicable Plan agreement explicitly states that an option is intended to be an incentive stock option. If an option is granted with the stated intent that it be an incentive stock option, and if for any reason such option (or any portion thereof) shall not qualify as an incentive stock option, then, to the extent of such nonqualification, such option (or portion) shall be regarded as a nonqualified option appropriately granted under the Plan provided that such option (or portion) otherwise satisfies the terms and conditions of the Plan relating to nonqualified options generally.

         1.5      Shares Available for Awards.

                  (a) Subject to Section 3.5 (relating to adjustments upon changes in capitalization), as of any date the total number of shares of Common Stock with respect to which Awards may be granted shall be equal to the excess (if any) of (i) 7,000,000 shares over (ii) the sum (without duplication) of (A) the number of shares subject to outstanding options, outstanding unrelated stock appreciation rights, outstanding restricted stock awards not vested pursuant to the lapse of restrictions and outstanding performance awards as to which the performance cycle has not expired, granted under the Plan, (B) the number of shares previously issued pursuant to the exercise of options granted under the Plan, (C) the number of shares subject to an option, restricted stock award or performance award or part thereof which is canceled by the Committee and for which cash is paid in respect thereof pursuant to Section 2.8(f), (D) the number of shares in respect of which stock appreciation rights granted under the Plan shall have previously been exercised, (E) the number of shares previously vested pursuant to the lapse of restrictions under restricted stock awards granted under the Plan, (F) the number of shares previously issued pursuant to unrestricted stock awards, and (G) the number of shares previously issued or issuable pursuant to performance units as to which the performance cycle has expired. In accordance with (and without limitation upon) the preceding sentence, if and to the extent an Award under the Plan expires, terminates or is canceled for any reason whatsoever without the grantee having received any benefit therefrom, the shares covered by such Award shall again become available for future Awards under the Plan. For purposes of the foregoing sentence, a grantee shall not be deemed to have received any "benefit" (i) in the case of forfeited restricted stock awards by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture or (ii) in the case of an Award canceled pursuant to subsection (c) of this Section 1.5 by reason of a new Award being granted in substitution therefor.

                  (b) Shares of Common Stock that shall be subject to issuance pursuant to Awards made under the Plan shall be authorized and unissued or treasury shares of Common Stock.

                  (c) Without limiting the generality of the preceding provisions of this Section 1.5, the Committee may, but solely with the grantee's consent, agree to cancel any Award under the Plan and issue a new Award in substitution therefor upon such terms as the Committee may in its sole discretion determine, provided that the substituted Award satisfies all applicable Plan requirements as of the date such new Award is made.

                  (d) In any calendar year, a person eligible for Awards under the Plan may not be granted options or stock appreciation rights covering in the aggregate a total of more than 300,000 shares of Common Stock.

         1.6      Definitions of Certain Terms.

                  (a) The term "Affiliate" as used herein means any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

                  (b) The term "Common Stock" as used herein means the shares of Class A Common Stock of the Company as constituted on the effective date of the Plan, and any other shares into which such Common Stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

                  (c) Except as otherwise determined by the Committee, the term "fair market value" as used herein as of any date and in respect of any share of Common Stock shall mean, as determined by the Committee, either (i) the closing price of a share of Common Stock as reported on the New York Stock Exchange as of such date or (ii) the mean between the high and low sales prices of a share of Common Stock as reported on the New York Stock Exchange as of such date.

                  (d) In no event shall the fair market value of any share of Common Stock, the option exercise price of any option, the appreciation base per share of Common Stock under any stock appreciation right, or the amount payable per share of Common Stock under any other Award, be less than the par value per share of Common Stock.

                                  ARTICLE II.

                                 STOCK OPTIONS;
                           STOCK APPRECIATION RIGHTS;
                        STOCK AWARDS; PERFORMANCE AWARDS

         2.1 Grant of Stock Options. The Committee may grant options under the Plan to purchase shares of Common Stock to such key personnel, in such amounts and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan.

         2.2      Grant of Stock Appreciation Rights.

                  (a) The Committee may grant a related stock appreciation right in connection with all or any part of an option granted under the Plan, either at the time such option is granted or at any time thereafter prior to the exercise, termination or cancellation of such option, and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, consistent with the terms and provisions of the Plan. The grantee of a related stock appreciation right shall, subject to the terms and conditions of the Plan and the applicable Plan agreement, thereby have the right by exercise thereof to surrender to the Company for cancellation all or a portion of such related stock appreciation right, but only to the extent that the related option is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate fair market value of the shares of Common Stock subject to the related stock appreciation right or portion thereof surrendered (determined as of the exercise date), over (ii) the aggregate appreciation base (determined pursuant to Section 2.6(d)) of the shares of Common Stock subject to the stock appreciation right or portion thereof surrendered.

                  (b) The Committee may grant an unrelated stock appreciation right to such key personnel, and in such amount and subject to such terms and conditions, as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the Plan. The grantee of an unrelated stock appreciation right shall, subject to the terms and conditions of the Plan and the applicable Plan agreement, have the right to surrender to the Company for cancellation all or a portion of such stock appreciation right, but only to the extent that such stock appreciation right is then exercisable, and to be paid therefor an amount equal to the excess (if any) of (i) the aggregate fair market value of the shares of Common Stock subject to the stock appreciation right or portion thereof surrendered (determined as of the exercise date), over (ii) the aggregate appreciation base (determined pursuant to Section 2.6(d)) of the shares of Common Stock subject to the stock appreciation right or portion thereof surrendered.

                  (c) Payment due to the grantee upon exercise of a stock appreciation right shall be made (i) by check, (ii) in Common Stock (valued at the fair market value thereof as of the date of exercise), or (iii) partly in the manner provided in clause (i) and partly in the manner provided in clause
(ii), all as determined by the Committee in its sole discretion. If the Committee shall determine to make all of such payments in Common Stock, no fractional shares shall be issued and no payments shall be made in lieu of fractional shares.

                  (d) The grant or exercisability of any stock appreciation right may be subject to such conditions as the Committee, in its sole discretion, shall determine, including a change of ownership or control of the Company or an Affiliate. A stock appreciation right may be deemed to be automatically exercised upon the occurrence of such events or conditions as may be determined by the Committee in an applicable Plan agreement.

         2.3 Special ISO Requirements. In order for a grantee to receive special tax treatment with respect to stock acquired under an option granted as an incentive stock option, the grantee of such option must be, at all times during the period beginning on the date of grant and ending on the day three months before the date of exercise of such option, an employee of the Company or any of the Company's parent corporations (within the meaning of Code section
424), or of a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction in which Code section 424(a) applies. If an option granted under the Plan is intended to be an incentive stock option, and if the grantee, at the time of grant, owns stock possessing 10 percent or more of the total combined voting power of all classes of stock of the grantee's employer corporation or of its parent or subsidiary corporation, then (i) the option exercise price per share shall in no event be less than 110% of the fair market value of the Common Stock on the date of such grant and (ii) such option shall not be exercisable after the expiration of five years after the date such option is granted.

         2.4      Restricted and Unrestricted Stock Awards.

                  (a) The Committee may grant restricted stock awards, alone or in tandem with other Awards under the Plan, to such key personnel, and subject to such restrictions, terms and conditions, as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Plan agreements. The vesting of a restricted stock award granted under the Plan may be conditioned upon the completion of a specified period of employment with the Company or any Affiliate, upon the attainment of specified performance goals, and/or upon such other criteria as the Committee may determine in its sole discretion.

                  (b) The Committee may grant unrestricted stock awards, alone or in tandem with other Awards under the Plan, to such key personnel and subject to such terms and conditions as the Committee shall determine in its sole discretion and as shall be evidenced by the applicable Plan agreements.

                  (c) Each Plan agreement with respect to a restricted stock award shall set forth the amount (if any) to be paid by the grantee with respect to such Award and when or in what circumstances such payment is required to be made. If a grantee made any payment for a restricted stock award or portion thereof which does not vest, appropriate payment shall be made to the grantee upon or following such forfeiture if and on such terms and conditions as the Committee may determine.

                  (d) The Committee may provide that a certificate or certificates representing the shares underlying a restricted stock award shall be registered in the grantee's name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Plan agreement, or that such certificate or certificates shall be held in escrow by the Company on behalf of the grantee until such shares become vested or are forfeited, all on such terms and conditions as the Committee may determine. Except as the applicable Plan agreement may otherwise provide, no shares underlying a restricted stock award may be assigned, transferred, or otherwise encumbered or disposed of by the grantee until such shares have vested in accordance with the terms of such Award. Subject to the provisions of Section 3.2, as soon as practicable after any restricted stock award shall vest, the Company shall issue or reissue to the grantee (or to the grantee's designated beneficiary in the event of the grantee's death) a certificate or certificates for the Common Stock underlying such restricted stock award without such restrictive legend.

                  (e) If and to the extent that the applicable Plan agreement may so provide, a grantee shall have the right to vote and receive dividends on the shares underlying a restricted stock award granted under the Plan. Unless otherwise provided in the applicable Plan agreement, any stock received as a dividend on, or in connection with a stock split of, the shares underlying a restricted stock award shall be subject to the same restrictions as the shares underlying such restricted stock award.

                  (f) Subject to Section 3.5 (relating to adjustments upon changes in capitalization), as of any date the total number of shares of Common Stock with respect to which restricted and unrestricted stock awards may be granted pursuant to this Section 2.4 shall not exceed (i) 1,000,000 shares less
(ii) the sum (without duplication) of (A) the number of shares subject to outstanding restricted stock awards or parts thereof not vested pursuant to the lapse of restrictions, (B) the number of shares subject to restricted stock awards or parts thereof which are canceled by the Committee and for which cash is paid in respect thereof pursuant to Section 2.8(f), (C) the number of shares subject to restricted stock awards which have vested pursuant to the lapse of restrictions and (D) the number of shares subject to unrestricted stock awards, plus (iii) the number of shares subject to restricted stock awards or parts thereof not vested pursuant to the lapse of restrictions which are canceled without payment of cash or other consideration in connection with termination of the grantee's employment or otherwise.

                  (g) In the event that the Committee grants a stock award that is intended to constitute qualified performance-based compensation within the meaning of Code section 162(m), the following rules shall apply (as such rules may be modified by the Committee to conform with Code section 162(m) and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions thereto): (i) payments under the stock award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Committee not later than 90 days after the commencement of the period of service to which the stock award relates (or if less, 25% of such period of service); (ii) the performance goal(s) to which the stock award relates shall be based on one or more of the following business criteria applied to the grantee, a business unit or the Company and/or an Affiliate: stock price, market share, sales, earnings per share, return on equity, assets, capital or investment, net income, operating income, operating income before restructuring charges, plus depreciation and amortization other than relating to early extinguishment of debt and debt issuance costs, net sales growth, expense targets, working capital targets relating to inventory and/or accounts receivable, operating margin, planning accuracy (as measured by comparing planned results to actual results), and implementation or completion of critical projects or processes; (iii) in any year, a grantee may not be granted stock awards covering a total of more than 100,000 shares of Common Stock pursuant to this Section 2.4; and (iv) once granted, the Committee may not have discretion to increase the amount payable under such stock award, provided, however, that whether or not a stock award is intended to constitute qualified performance-based compensation within the meaning of Code section 162(m), the Committee shall make appropriate adjustments in performance goals under an Award to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as
(1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business all determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30), (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and
(6) such other items as may be prescribed by Code section 162(m) and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. The Committee shall, prior to making any award under this Section 2.4(g), certify in writing that all applicable performance goals have been attained.

         2.5       Performance Awards.

                  (a) The Committee may grant performance awards, alone or in tandem with other Awards under the Plan, to acquire shares of Common Stock to such key personnel and in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan.

                  (b) Each performance award under the Plan shall relate to a specified maximum number of shares, and shall be exchangeable for all or a portion of such shares, or for cash (or such other form of consideration as may be determined by the Committee equivalent in value thereto) in up to an amount equal to the fair market value of an equal number of unrestricted shares, at the end of such specified period (a "performance cycle") as may be established by the Committee. The number of such shares which may be deliverable pursuant to such performance award shall be based upon the degree of attainment over such performance cycle of such measure of the performance of the Company, an Affiliate, one or more of its or their respective divisions or other business units, or the grantee, all as may be established by the Committee. The Committee may make such provision in the Plan agreement for full or partial credit, prior to completion of such performance cycle or achievement of the degree of attainment of the measures of performance specified in connection with such performance award, in the event of the participant's death, retirement or disability, or in such other circumstances, as the Committee in its sole discretion may determine to be fair and equitable to the participant or in the interest of the Company.

                  (c) In the event that the Committee grants a performance award that is intended to constitute qualified performance-based compensation within the meaning of Code section 162(m), the following rules shall apply (as such rules may be modified by the Committee to conform with Code section 162(m) and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions, and any changes thereto): (i) payments under the performance award shall be made solely on account of the attainment of one or more objective performance goals established in writing by the Committee not later than 90 days after the commencement of the period of service to which the performance award relates (or if less, 25% of such period of service); (ii) the performance goal(s) to which the performance award relates shall be based on one or more of the following business criteria applied to the grantee, a business unit or the Company and/or an Affiliate: stock price, market share, sales, earnings per share, return on equity, assets, capital or investment, net income, operating income, operating income before restructuring charges, plus depreciation and amortization other than relating to early extinguishment of debt and debt issuance costs, net sales growth, expense targets, working capital targets relating to inventory and/or accounts receivable, operating margin, planning accuracy (as measured by comparing planned results to actual results), and implementation or completion of critical projects or processes; (iii) in any year, a grantee may not be granted performance awards covering a total of more than 100,000 shares of Common Stock pursuant to this Section 2.5; and (iv) once granted, the Committee may not have discretion to increase the amount payable under such performance award, provided, however, that whether or not a performance award is intended to constitute qualified performance-based compensation within the meaning of Code section 162(m), the Committee shall make appropriate adjustments in performance goals under an Award to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business all determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30), (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by Code section 162(m) and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. The Committee shall, prior to making any award under this Section 2.5(c), certify in writing that all applicable performance goals have been attained.

         2.6      Agreements Evidencing Awards.

                  (a) Awards granted under the Plan shall be evidenced by written agreements ("Plan agreements") which shall contain such provisions not inconsistent with the terms and provisions of the Plan as the Committee may in its sole discretion deem necessary or desirable.

                  (b) Each Plan agreement with respect to the granting of an Award other than a related stock appreciation right shall set forth the number of shares of Common Stock subject to the Award granted thereby. Each Plan agreement with respect to the granting of a related stock appreciation right shall set forth the number of shares of Common Stock subject to the related option which shall also be subject to the related stock appreciation right granted thereby.

                  (c) Each Plan agreement with respect to the granting of an option shall set forth the amount (the "option exercise price") payable by the grantee to the Company in connection with the exercise of the option evidenced thereby. The option exercise price per share shall in no event be less than 100% of the fair market value of a share of Common Stock on the date the option is granted.

                  (d) Each Plan agreement with respect to a stock appreciation right shall set forth the amount (the "appreciation base") over which appreciation will be measured upon exercise of the stock appreciation right evidenced thereby. The appreciation base per share of Common Stock subject to an unrelated stock appreciation right shall in no event be less than 100% of the fair market value of a share of Common Stock on the date the stock appreciation right is granted. The appreciation base per share of Common Stock subject to a related stock appreciation right shall in all cases be the option exercise price per share of Common Stock subject to the related option.

         2.7 Exercise of Related Stock Appreciation Right Reduces Shares Subject to Option. Upon any exercise of a related stock appreciation right or any portion thereof, the number of shares of Common Stock subject to the related option shall be reduced by the number of shares of Common Stock in respect of which such stock appreciation right shall have been exercised.

         2.8 Exercisability of Options, Stock Appreciation Rights and Other Awards; Cancellation of Awards in Certain Cases. Subject to the other provisions of the Plan:

                  (a) Except as hereinafter provided, each Plan agreement with respect to an option or stock appreciation right shall set forth the period during which and the conditions subject to which the option or stock appreciation right evidenced thereby shall be exercisable, and each Plan agreement with respect to a restricted stock award or performance award shall set forth the period after which and the conditions subject to which the shares underlying such Award shall vest or be deliverable, all such periods and conditions to be determined by the Committee in its sole discretion. Unless the applicable Plan agreement otherwise specifies: no option or stock appreciation right shall be exercisable prior to the first anniversary of the date of grant, and each option or stock appreciation right granted under the Plan shall become cumulatively exercisable with respect to 25% of the shares of Common Stock subject thereto, rounded down to the next lower full share, on the first anniversary of the date of grant, and with respect to an additional 25% of the shares of Common Stock subject thereto, rounded down to the next lower full share, on each of the second and third anniversaries of the date of grant, and shall become 100% exercisable on the fourth anniversary of the date of grant, and shall remain 100% exercisable until the day prior to the tenth anniversary of the date of grant and shall terminate and cease to be exercisable on the tenth anniversary of the date of grant.

                  (b) Except as provided in Section 2.10(e), no option or stock appreciation right may be exercised and no shares of Common Stock underlying any other Award under the Plan may vest or become deliverable more than 10 years after the date of grant.

                  (c) Unless the applicable Plan agreement otherwise provides, a related stock appreciation right shall be exercisable at any time during the period that the related option may be exercised.

                  (d) Unless the applicable Plan agreement otherwise provides, an option or stock appreciation right granted under the Plan may be exercised from time to time as to all or part of the full number of shares as to which such option or stock appreciation right shall then be exercisable.

                  (e) An option or stock appreciation right shall be exercisable by the filing of a written notice of exercise with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe, and by payment in accordance with Section 2.9.

                  (f) Unless the applicable Plan agreement otherwise provides: in the case of an option or stock appreciation right, at any time after the Company's receipt of written notice of exercise of an option or stock appreciation right and prior to the option or stock appreciation right exercise date (as defined in subsection (g) of this Section 2.8), and in the case of a stock award or performance award, at any time within the six business days immediately preceding the otherwise applicable date on which the previously restricted stock award or performance award would otherwise have become unconditionally vested or the shares subject thereto unconditionally deliverable, the Committee, in its sole discretion, shall have the right, by written notice to the grantee, to cancel such Award or any part thereof if the Committee, in its sole judgment, determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company's acquisition of Common Stock from, and/or the grantee's sale of Common Stock to, the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any part of an Award, the Company shall pay to the grantee an amount equal to the excess of (i) the aggregate fair market value of the shares of Common Stock subject to the Award or part thereof canceled (determined as of the option or stock appreciation right exercise date, or the date that shares would have been unconditionally vested or delivered in the case of a stock award or performance award), over (ii) the aggregate option exercise price or appreciation base of the option or stock appreciation right or part thereof canceled (in the case of an option or stock appreciation right) or any amount payable as a condition of delivery of shares (in the case of a stock award or performance award). Such amount shall be delivered to the grantee as soon as practicable after such Award or part thereof is canceled.

                  (g) Unless the applicable Plan agreement otherwise provides, the "option exercise date" and the "stock appreciation right exercise date" shall be the date that written notice of exercise, together with payment, are received by the Company; provided that if subsection (f) of this Section 2.8 is applicable, the option exercise date or stock appreciation right exercise date shall be the later of: (i) the sixth business day following the date written notice of exercise is received by the Company; and (ii) the date when payment is received by the Company.


         2.9      Payment of Award Price.

                  (a) Unless the applicable Plan agreement otherwise provides or the Committee in its sole discretion otherwise determines, any written notice of exercise of an option or stock appreciation right must be accompanied by payment of the full option or stock appreciation exercise price. If Section 2.8(g) applies, and the six business day delay for the option exercise date or stock appreciation right exercise date is applied, the grantee shall have no right to pay the option or stock appreciation right exercise price or to receive Common Stock with respect to the option or stock appreciation right exercise prior to the lapse of such six business days.

                  (b) Payment of the option exercise price and of any other payment required by the Plan agreement to be made pursuant to any other Award shall be made in any combination of the following: (i) by certified or official bank check payable to the Company (or the equivalent thereof acceptable to the Committee); (ii) with the consent of the Committee in its sole discretion, by personal check (subject to collection) which may in the Committee's discretion be deemed conditional; and/or (iii) unless otherwise provided in the applicable Plan agreement, by delivery of previously-acquired shares of Common Stock owned by the grantee for at least six months (or such longer or shorter period as the Committee may in its discretion determine that will not result in variable accounting treatment) having a fair market value (determined as of the option exercise date, in the case of options, or other relevant payment date as determined by the Committee, in the case of other Awards) equal to the portion of the exercise price being paid thereby, provided that the Committee may require, as a condition of accepting any such delivery of shares of Common Stock, that the grantee furnish an opinion of counsel acceptable to the Company to the effect that such delivery would not result in the grantee incurring any liability under Section 16(b) of the Act and does not require any Consent (as defined in Section 3.2) (a "Compliance Opinion"). Payment in accordance with clause (i) of this Section 2.9(b) may be deemed to be satisfied, if and to the extent that the applicable Plan agreement so provides or the Committee permits, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Common Stock to be acquired pursuant to the Award to pay for all of the Common Stock to be acquired pursuant to the Award and an authorization to the broker or selling agent to pay that amount to the Company and to effect such sale at the time of exercise or other delivery of shares of Common Stock, provided that the Committee may require, as a condition of accepting any such payment, that the grantee furnish a Compliance Opinion. In the case of payment made in accordance with clause (iii) of this
Section 2.9(b) or clause (ii) of Section 3.4(b), if (A) the person paying the option exercise price or other payment required by a Plan agreement is the grantee of the Award and is actively employed on the exercise date and (B) all or any portion of the previously-acquired shares of Common Stock so delivered in payment were acquired by the grantee upon exercise of an option or stock appreciation right, then, if and to the extent that the applicable Plan agreement so provides or the Committee in its sole discretion so determines, the grantee shall be granted a replacement option on the option exercise date or other payment date to purchase a number of shares of Common Stock equal to the number of shares so delivered in payment, at an exercise price equal to the fair market value of the Common Stock on the exercise date and upon such other terms, conditions and restrictions (which may be the same as or different than the terms, conditions and restrictions of the Award so exercised) as the Committee may determine and set forth in the Plan agreement evidencing such replacement option. As soon as practicable after receipt of full payment, the Company shall, subject to the provisions of Sections 2.8(f) and 3.2, deliver to the grantee a certificate or certificates for the shares of Common Stock deliverable pursuant to such Award, which certificate or certificates may bear such legends as the Company may deem appropriate concerning restrictions on their disposition in accordance with applicable federal and state securities laws, rules and regulations or otherwise.

                  (c) Notwithstanding any other provision of this Plan or the applicable Plan agreement, no grantee shall, directly or indirectly, sell any shares of Common Stock unless (i) such grantee owns the shares to be sold or has exercised an Award with respect thereto and the shares to be sold are immediately issuable to the grantee pursuant to such exercise (subject to Section 2.8(g) if applicable) and (ii) such grantee delivers such shares in settlement in accordance with all settlement rules applicable to such transaction.

         2.10     Termination of Employment.

                  (a) The following "default rules" set forth in this Section
2.10 shall govern the exercisability of options and the continuation of other Awards following termination of employment of a grantee with the Company and its Affiliates except where: (i) other provisions of the Plan specify a different rule (e.g., Section 3.11 dealing with early termination of an option following certain corporate events); or (ii) the Plan agreement provides for a different rule (as specified by the Committee pursuant to its authority under the Plan).

                  (b) Upon termination of a grantee's employment with the Company and its Affiliates (i) by the Company or its Affiliate either for (A) "good reason" as defined in the Revlon Executive Severance Policy as in effect on the date of adoption of this Plan or (B) "good reason", "cause" or any like term as defined under any employment agreement to which a grantee may be a party or (ii) by a grantee otherwise than either for (A) "good reason", "cause" or any like term as defined under any employment agreement to which a grantee may be a party or (B) the reasons described in subsection (d) or (e) hereof, all outstanding options and stock appreciation rights granted to such grantee shall cease to be exercisable, and such grantee may not satisfy any condition or limitation which is unsatisfied (and no additional portion shall otherwise become vested) under any other outstanding Award, following the date of such termination of employment, and all outstanding Awards held by such grantee shall in all respects automatically be canceled on the date of such termination of employment.

                  (c) Upon termination of a grantee's employment with the Company and its Affiliates for any reason other than as described in subsection
(b), (d) or (e) hereof, the portions of outstanding options and stock appreciation rights granted to such grantee that are exercisable as of the date of termination of employment of such grantee may continue to be exercised, and any payment or notice provided for under the terms of any other outstanding Award as respects the portion thereof vested as of the date of termination of employment may be given, for a period of one year from and including the date of termination of employment, but no additional portions of outstanding options or stock appreciation rights granted to such grantee shall become exercisable, and such grantee may not satisfy any condition or limitation which is unsatisfied (and no additional portion shall otherwise become vested) under any other outstanding Award, following the date of such termination of employment, and such unexercisable Awards or parts thereof shall in all respects automatically be canceled on the date of such termination of employment.

                  (d) If the grantee voluntarily retires with the consent of the grantee's employer or the grantee's employment terminates due to permanent disability, all outstanding options and stock appreciation rights granted to such grantee shall continue to become exercisable, all other outstanding Awards granted to such grantee shall continue to vest, and the grantee shall be entitled to continue satisfying any performance or other condition under all other Awards, in each case in accordance with the terms of the applicable Plan agreements, and the grantee shall be entitled to exercise each such option or stock appreciation right and to make any payment, give any notice and satisfy any performance or other condition under each such other Award, in each case, for a period of one year from and including (x) the date on which all portions of the Award first become fully exercisable or vested or capable of being satisfied, as the case may be, or (y) the date of termination of employment or retirement, whichever of (x) or (y) occurs last, and thereafter such Awards or parts thereof shall be canceled. Notwithstanding the foregoing, the Committee may in its sole discretion provide for a longer or shorter period for exercise of an option or stock appreciation right or may permit a grantee to continue vesting under an option, stock appreciation right or restricted stock award or to make any payment, give any notice and continue satisfying any performance or other condition under any other Award in the case of a grantee whose employment terminates solely because such grantee's employer ceases to be an Affiliate of the Company or a grantee who transfers employment with the Company's consent to a purchaser of a business disposed of by the Company. The Committee may in its sole discretion determine (i) whether any termination of employment is a voluntary retirement with employer consent or is due to permanent disability for purposes of the Plan, (ii) whether any leave of absence (including any short-term or long-term disability or medical leave) constitutes a termination of employment within the meaning of the Plan, (iii) the applicable date of any such termination of employment, and (iv) the impact, if any, of any of the foregoing on Awards under the Plan.

                  (e) If the grantee's employment terminates by reason of death, or if the grantee's employment terminates under circumstances providing for continued rights under subsection (c) or (d) of this Section 2.10 and during the period of continued rights described in subsection (c) or (d) the grantee dies, all outstanding options and stock appreciation rights granted to such grantee shall become fully exercisable, and any payment or notice provided for under the terms of any other outstanding Award may be immediately paid or given and any condition may be satisfied, by the person to whom such rights have passed under the grantee's will (or if applicable, pursuant to the laws of descent and distribution) for a period of one year from and including the date of the grantee's death (notwithstanding that such period may extend more than 10 years after the grant of the Award) and thereafter all such Awards or parts thereof shall be canceled.


                                 MISCELLANEOUS

         3.1      Amendment of the Plan; Modification of Awards

                  (a) The Board may, without shareholder approval, at any time and from time to time suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that no such amendment shall impair any rights under any Award theretofore made under the Plan without the consent of the person to whom such Award was made. Furthermore, except as and to the extent otherwise permitted by Section 3.5 or 3.11, no such amendment shall, without shareholder approval:

                      (i) materially increase the benefits accruing to grantees under the Plan;

                      (ii) materially increase the number of shares of Common Stock in respect of which Awards may be issued under the Plan pursuant to
                               Section 1.5 or pursuant to grants of
                               restricted or unrestricted stock awards
                               pursuant to Section 2.4, or increase the number of shares of Common Stock in respect of which Awards may be granted in any year under Section 1.5 or 2.5;

                      (iii)    materially modify the designation in
                               Section 1.3 of the class of persons
                               eligible to receive Awards under the Plan;

                      (iv) except as provided in Section 2.10(e), permit a stock option or unrelated stock appreciation right to be exercisable, or shares of Common Stock underlying any other Award to vest or become deliverable, more than 10 years after the date of grant;

                       (v) permit a stock option to have an option exercise price, or a stock appreciation right to have an appreciation base, of less than

                               100% of the fair market value of a share of Common Stock on the date the stock option or stock appreciation right is granted; or

                      (vi) extend the term of the Plan beyond the period set forth in Section 3.14.


                  (b) With the consent of the grantee (unless otherwise provided in the Plan or the applicable Plan agreement) and subject to the terms and conditions of the Plan (including Section 3.1(a)), the Committee may amend outstanding Plan agreements with such grantee, including, without limitation, any amendment which would (i) accelerate the time or times at which an Award may vest or be exercised and/or (ii) extend the scheduled expiration date of the Award.

         3.2      Restrictions.

                  (a) If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award under the Plan, the acquisition, issuance or purchase of shares or other rights thereunder, any determination regarding vesting or termination of any Award or satisfaction of any performance or other condition thereunder or the taking of any other action thereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be required to be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee. Without limiting the generality of the foregoing, in the event that (i) the Committee shall be entitled under the Plan to make any payment in cash, Common Stock or both, and (ii) the Committee shall determine that Consent is necessary or desirable as a condition of, or in connection with, payment in any one or more of such forms, then the Committee shall be entitled to determine not to make any payment whatsoever until such Consent shall have been obtained in the manner aforesaid.

                  (b) The term "Consent" as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or other self-regulatory organization or under any federal, state, local or foreign law, rule or regulation, (ii) the expiration, elimination or satisfaction of any prohibitions, restrictions or limitations under any federal, state, local or foreign law, rule or regulation or the rules of any securities exchange or other self-regulatory organization, (iii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and (iv) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies or any parties to any loan agreements or other contractual obligations of the Company or any of its Affiliates.

         3.3      Nontransferability.

                  (a) No Award granted to any grantee under the Plan and no rights under any Plan agreement shall be assignable or transferable by the grantee (voluntarily or by operation of law) other than by will or by the laws of descent and distribution to the extent provided by the Plan and any applicable Plan agreement. During the lifetime of the grantee, all rights with respect to any Award granted to the grantee under the Plan or under any Plan agreement shall be exercisable only by such grantee.

                  (b) Notwithstanding Section 3.3(a), the Committee may in the applicable Plan Agreement or at any time thereafter provide that options granted hereunder which are not intended to qualify as incentive stock options under Code section 422 may be transferred without consideration by the grantee, subject to such rules as the Committee may adopt to preserve the purposes of the Plan, to:

                        (i) the grantee's spouse, children or grandchildren (including adopted and stepchildren and grandchildren) (collectively, the "Immediate Family");

                       (ii) a trust solely for the benefit of the grantee and or members of his or her Immediate Family; or

                       (iii) a partnership or limited liability company whose only partners or shareholders are the grantee and/or members of his or her Immediate Family members.

                      (each transferee described in clauses (i), (ii) and (iii) above is hereinafter referred to as a "Permitted Transferee"); provided that the grantee provides the Committee with advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the grantee in writing that such a transfer would comply with the requirements of the Plan and any applicable Plan Agreement; and provided further that with respect to options granted to officers and directors subject to the reporting requirements of
                      Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") no such options may be transferred within six months of the grant date to the extent such transfer would result in the grant of the option being deemed to constitute a non-exempt purchase under Section 16 of the Exchange Act. The terms of any such transferred option shall apply to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any options, other than by will or the laws of descent and distribution; and (b) Permitted Transferees shall not be entitled to exercise any transferred options unless there shall be in effect a registration statement on an appropriate form under the Securities Act of 1933, as amended, covering the shares to be acquired pursuant to the exercise of such option if the Committee determines that such a registration statement is necessary or appropriate. Upon notice from a Permitted Transferee of its intent to exercise an option, the Committee shall advise such Permitted Transferee if a registration statement is necessary and if so whether such registration statement is in effect.

         3.4      Withholding Taxes.

                  (a) Whenever under the Plan shares of Common Stock are to be delivered upon exercise of an option or stock appreciation right, upon the lapse of restrictions on restricted stock awards, pursuant to performance awards or otherwise, the Committee shall be entitled to require as a condition of delivery that the grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto. Whenever cash is to be paid to a grantee under the Plan (whether upon the exercise or cancellation of an Award or otherwise), the Company shall be entitled as a condition of its payment to deduct therefrom, or from any compensation, expense reimbursement or other payments due to the grantee, an amount sufficient to satisfy all federal, state and other governmental withholding tax and like requirements related thereto or to the delivery of any shares of Common Stock under the Plan.

                  (b) A grantee may satisfy, in whole or in part, the foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by the grantee for at least six months (or such shorter or longer period as the Committee may approve or require that will not result in variable accounting treatment) having a fair market value (determined as of the date of such delivery by the grantee) equal to the amount otherwise payable. Without limiting the generality of the foregoing: (i) the Committee may require, as a condition of accepting any such delivery of shares of Common Stock, that the grantee furnish a Compliance Opinion and (ii) such delivery may be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the exercise of the Award giving rise to the tax withholding obligation (in which event the date of delivery shall be deemed the date the Award was exercised).

         3.5 Adjustments Upon Changes in Capitalization. If and to the extent specified by the Committee, the number of shares of Common Stock which may be issued under the Plan, the number of shares of Common Stock subject to or underlying options, unrelated stock appreciation rights, and restricted stock awards and performance awards theretofore granted under the Plan, any annual or other limitation on the number of shares with respect to which Awards may be granted, and the option exercise price of options, the appreciation base of stock appreciation rights and any payments due with respect to other Awards theretofore granted under the Plan, may be appropriately adjusted (as the Committee may determine) for any increase or decrease in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend after the effective date of the Plan, or other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company; provided, however, that any options, unrelated stock appreciation rights, restricted stock awards or performance awards, to the extent covering fractional shares of Common Stock resulting from any such adjustment, shall be eliminated and terminated, and provided further, that each incentive stock option granted under the Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an "incentive stock option" within the meaning of Code section 422. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

         3.6 Right of Discharge Reserved. Nothing in the Plan or in any Plan agreement shall confer upon any officer, director, employee or other person the right to continue in the employment of the Company or any of its Affiliates or affect any right which the Company or any of its Affiliates may have to terminate the employment of such officer, director, employee or other person.

         3.7 No Rights as a Stockholder. No grantee or other person exercising an option or stock appreciation right or entitled to delivery of shares of Common Stock pursuant to any other Award shall have any of the rights of a stockholder of the Company with respect to shares subject to an option or stock appreciation right or shares deliverable upon exercise of any other Award until the issuance of a stock certificate to such person for such shares. Except as otherwise provided in Section 3.5, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is registered in the name of the grantee. In the case of a grantee of a restricted stock award, the grantee shall have the rights of a stockholder of the Company if and only to the extent provided in the applicable Plan agreement.

         3.8      Nature of Payments.

                  (a) Any and all grants of options, stock appreciation rights, stock awards and performance awards and payments of cash or issuances of shares of Common Stock hereunder shall be granted, issued, delivered or paid, as the case may be, in consideration of services performed for the Company or for its Affiliates by the grantee.

                  (b) All such grants, issuances and payments shall constitute a special incentive payment to the grantee and shall not, unless otherwise determined by the Committee, be taken into account in calculating the amount of compensation of the grantee for the purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate or (ii) any agreement between the Company or any Affiliate, on the one hand, and the grantee on the other hand.

                  (c) By accepting an Award under the Plan, the grantee shall thereby be understood to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided herein or in the applicable Plan agreement, notwithstanding any contrary provision in any written employment contract or other agreement with the grantee, whether any such agreement is executed before or after the grant date of the Award.

         3.9 Non-Uniform Determinations. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (a) the persons to receive Awards under the Plan, (b) the terms and provisions of Awards under the Plan, (c) the exercise by the Committee of its discretion in respect of the exercise of rights pursuant to the terms of the Plan or any Plan agreement, and (d) the treatment of leaves of absences, disability leaves, terminations for good reason and other determinations under the Plan or any Plan agreement.

         3.10 Other Payments or Awards. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company, any Affiliate or the Committee from making any award or payment or granting any right to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

         3.11     Reorganization.

                  (a) In the event that Revlon or any successor is merged or consolidated with another corporation and, whether or not Revlon or such successor shall be the surviving corporation, there shall be any change in the shares of Common Stock as then constituted by reason of such merger or consolidation, or in the event that all or substantially all of the assets of the Company are acquired by another person, or in the event of a reorganization or liquidation of Revlon or any successor (each such event being herein after referred to as a "Reorganization Event") or in the event that the Board shall propose that Revlon or any successor enter into a Reorganization Event, then the Committee may in its discretion, by written notice to a grantee, provide that such grantee's options and stock appreciation rights and all other Awards requiring action on the part of such grantee will be terminated unless such grantee exercises or takes such action within 30 days (or such longer period as the Committee shall determine in its sole discretion) after the date of such notice; provided however that if the Committee takes such action the Committee also shall accelerate to an appropriate earlier date the dates upon which all outstanding options and stock appreciation rights of such grantee shall be exercisable and such action under such other Awards may be taken. The Committee also may in its discretion, by written notice to a grantee, provide that the restrictions on restricted stock awards lapse and the performance and other conditions of other Awards shall be adjusted in the event of a Reorganization Event upon such terms and conditions as the Committee may determine.

                  (b) Whenever deemed appropriate by the Committee, the actions referred to in Section 3.11(a) may be made conditional upon the consummation of the applicable Reorganization Event.

         3.12 Legend on Certificates. All certificates for shares of Common Stock issued pursuant to Awards hereunder may be stamped or otherwise imprinted with a legend in such form as the Company may require with respect to any applicable restrictions on the sale or transfer of shares.

         3.13 Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

         3.14     Effective Date and Term of Plan.

                  (a) This Plan shall be deemed adopted and become effective upon the approval thereof by the Board; provided that, notwithstanding any other provision of the Plan, no Award made under the Plan shall be exercisable unless the Plan is approved, directly or indirectly, by the express consent of shareholders holding at least a majority in voting power of the Company's voting stock voting in person or by proxy at a duly held stockholders' meeting, within 12 months after the date the Plan is adopted.

                  (b) The Plan shall terminate on February 22, 2006, and no Awards shall thereafter be made under the Plan. Notwithstanding the foregoing, all Awards made under the Plan prior to such termination date shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan agreement.

         3.15 Tenure. A participant's right, if any, to continue to serve the Company or any of its subsidiaries or affiliates as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

         3.16 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

         3.17 Governing Law. This Plan shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

         3.18 Conditions. If pursuant to Section 2.10(e) or Section 3.11(a) the dates upon which options shall be exercisable are accelerated, it shall be on the condition that with respect to options granted to officers and directors subject to the reporting requirements of Section 16 of the Exchange Act the shares underlying such options may not be sold by any such individual (or their estate or Permitted Transferee) within 6 months after the grant of the option to the extent such sale would result in the grant of the option being deemed to constitute a non-exempt purchase under Section 16 of the Exchange Act.

                                REVLON, INC.

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 1999

     The undersigned hereby appoints Wade H. Nichols and Robert K. Kretzman, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all shares of Class A Common Stock of Revlon, Inc. (the "Company") held of record by the undersigned at the close of business on February 18, 1999, at the Annual Meeting of Stockholders to be held on April 7, 1999 or any adjournment thereof.

                        (TO BE SIGNED ON REVERSE SIDE)

A [X] Please mark your
      votes as in this
      example.                                                             |__


                              WITHHOLD          Nominees: Ronald O. Perelman
                              AUTHORITY                   Donald G. Drapkin
                        to vote for all nominees          Irwin Engelman
1. ELECTION OF     FOR     listed at right                Meyer Feldberg
   DIRECTORS       [ ]           [ ]                      George Fellows
                                                          Howard Gittis
FOR all nominees listed                                   Morton L. Janklow
(except as marked to the contrary below):                 Vernon E. Jordan
                                                          Henry A. Kissinger
                                                          Edward J. Landau
-----------------------------------                       Jerry W. Levin
                                                          Linda Gosden Robinson
                                                          Terry Semel
                                                          Martha Stewart

                                                      FOR    AGAINST   ABSTAIN
2. Proposal to approve the Revlon, Inc. Second        [  ]     [  ]      [  ]
   Amended and Restated 1996 Stock Plan.

                                                      FOR    AGAINST   ABSTAIN
3. Proposal to ratify the selection of KPMG LLP to    [  ]     [  ]      [  ]
   serve as the Company's independent accountants for fiscal 1999.

4. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOURTEEN NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURES: ____________________________________ DATE: _________________, 1999

NOTE: PLEASE SIGN EXACTLY AS NAME OR NAMES APPEAR ON STOCK CERTIFICATE
      (AS INDICATED HEREON.)

                                REVLON, INC.

           PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 1999
 FOR REVLON EMPLOYEES' SAVINGS, INVESTMENT AND PROFIT SHARING PLAN PARTICIPANTS

     The undersigned hereby appoints Wade H. Nichols and Robert K. Kretzman, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all shares of Class A Common Stock of Revlon, Inc. (the "Company") held of record by the undersigned at the close of business on February 18, 1999, at the Annual Meeting of Stockholders to be held on April 7, 1999 or any adjournment thereof.

                        (TO BE SIGNED ON REVERSE SIDE)

A [X] Please mark your
      votes as in this
      example.                                                             |__


                              WITHHOLD          Nominees: Ronald O. Perelman
                              AUTHORITY                   Donald G. Drapkin
                        to vote for all nominees          Irwin Engelman
1. ELECTION OF     FOR     listed at right                Meyer Feldberg
   DIRECTORS       [ ]           [ ]                      George Fellows
                                                          Howard Gittis
FOR all nominees listed                                   Morton L. Janklow
(except as marked to the contrary below)                  Vernon E. Jordan
                                                          Henry A. Kissinger
                                                          Edward J. Landau
----------------------------------------                  Jerry W. Levin
                                                          Linda Gosden Robinson
                                                          Terry Semel
                                                          Martha Stewart

                                                      FOR    AGAINST   ABSTAIN
2. Proposal to approve the Revlon, Inc. Second        [  ]     [  ]      [  ]
   Amended and Restated 1996 Stock Plan.

                                                      FOR    AGAINST   ABSTAIN
3. Proposal to ratify the selection of KPMG LLP to    [  ]     [  ]      [  ]
   serve as the Company's independent accountants for fiscal 1999.

4. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOURTEEN NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURES: ____________________________________ DATE: __________________, 1999

NOTE: PLEASE SIGN EXACTLY AS NAME OR NAMES APPEAR ON STOCK CERTIFICATE
      (AS INDICATED HEREON.)

                                REVLON, INC.

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 7, 1999

     The undersigned hereby appoints Wade H. Nichols and Robert K. Kretzman, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all shares of Class B Common Stock of Revlon, Inc. (the "Company") held of record by the undersigned at the close of business on February 18, 1999, at the Annual Meeting of Stockholders to be held on April 7, 1999 or any adjournment thereof.

                        (TO BE SIGNED ON REVERSE SIDE)

A [X] Please mark your
      votes as in this
      example.                                                             |__


                              WITHHOLD          Nominees: Ronald O. Perelman
                              AUTHORITY                   Donald G. Drapkin
                        to vote for all nominees          Irwin Engelman
1. ELECTION OF     FOR     listed at right                Meyer Feldberg
   DIRECTORS       [ ]           [ ]                      George Fellows
                                                          Howard Gittis
FOR all nominees listed                                   Morton L. Janklow
(except as marked to the contrary below)                  Vernon E. Jordan
                                                          Henry A. Kissinger
                                                          Edward J. Landau
---------------------------------                         Jerry W. Levin
                                                          Linda Gosden Robinson
                                                          Terry Semel
                                                          Martha Stewart

                                                      FOR    AGAINST   ABSTAIN
2. Proposal to approve the Revlon, Inc. Second        [  ]     [  ]      [  ]
   Amended and Restated 1996 Stock Plan.

                                                      FOR    AGAINST   ABSTAIN
3. Proposal to ratify the selection of KPMG LLP to    [  ]     [  ]      [  ]
   serve as the Company's independent accountants for fiscal 1999.

4. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE FOURTEEN NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURES: ____________________________________ DATE: __________________, 1999

NOTE: PLEASE SIGN EXACTLY AS NAME OR NAMES APPEAR ON STOCK CERTIFICATE
      (AS INDICATED HEREON.)